Exhibit 4.17

CREDIT AGREEMENT
dated as of
December 19, 2007
among
EMPRESAS CABLEVISIÓN, S.A.B. DE C.V.,
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Lead Arranger

ii

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.05	—	Existing Real Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	List of Subsidiaries
Schedule 6.01	—	Existing Debt
Schedule 6.02	—	Existing Liens
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment
Exhibit B-1	—	Form of Opinion of special New York counsel to the Borrower
Exhibit B-2	—	Form of Opinion of Mexican counsel to the Borrower
Exhibit B-3	—	Form of Opinion of special New York counsel to the Administrative Agent
Exhibit B-4	—	Form of Opinion of special Mexican counsel to the Administrative Agent
Exhibit C	—	Form of Note
Exhibit D	—	Form of Borrowing Request
Exhibit E	—	Form of Notice of Interest Period Election
Exhibit F	—	Terms of Subordination

iii

CREDIT AGREEMENT dated as of December 19, 2007 among Empresas Cablevisión, S.A.B. de C.V., a Mexican sociedad anónima bursátil de capital variable (the “Borrower”), the Lenders party hereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
“Administrative Agent’s Account” means account number 9008113381H1659 maintained with JPMorgan Chase Bank, N.A.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.
“Agreement” means this Credit Agreement.
“Applicable Margin” means, in the case of any Loan for any day, the applicable percentage per annum set forth below under the caption “LIBO Rate Margin” opposite the applicable Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c) prior to such day:

		LIBO Rate
Pricing Level	Leverage Ratio	Margin
1	< 1.75:1	0.375%
2	> 1.75:1 but < 2.25:1	0.400%
3	> 2.25:1 but < 2.75:1	0.425%
4	> 2.75:1 but < 3.25:1	0.500%
5	> 3.25:1	0.625%
Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day following the date on which a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that if a Compliance Certificate is not delivered when due in accordance with Section 5.01(c), then Pricing Level 5 shall apply as of the fifth Business Day after the date on which such Compliance Certificate was required to have been delivered until the date (if any) on which such Compliance Certificate is delivered.

“Asset Disposition” means a Prepayment Event described in clause (a) of the definition of “Prepayment Event”.
“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent and the Borrower, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Bestel” means Bestel, S.A. de C.V.
“Bestel Acquisition” means the acquisition by the Borrower, directly or through one or more newly formed or existing entities, of certain assets of Bestel; provided that immediately after giving effect to such acquisition, such newly formed or existing entity will be a direct or indirect subsidiary of the Borrower.
“Board of Directors” means the board of directors or comparable governing body of any Person, or any committee thereof duly authorized to act on its behalf.
“Borrower” has the meaning specified in the introductory paragraph of this Agreement.
“Borrower’s Account” mean account number 400216167 maintained with JPMorgan Chase Bank.
“Borrowing” means a borrowing of Loans under Section 2.01.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, United States or Mexico City, Mexico are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for international business in London, England, including dealings in Dollar deposits in the London interbank market.
“Cablevisión Group Companies” means the Borrower and its Material Subsidiaries.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.
“Casualty Event” means a Prepayment Event described in clause (b) of the definition of “Prepayment Event”.
“Central Bank” means the Banco de México, the Central Bank of Mexico.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Change of Control” means Televisa shall cease to Control the Borrower.
“Change of Control Prepayment Notice” has the meaning set forth in Section 2.06(c).
“Commitment” means, for each Lender, the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement.
“Commitment Letter” means the commitment letter between the Borrower, Televisa, the Administrative Agent and the Lead Arranger, dated as of November 29, 2007.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary charges for such period and (v) non-operating expenses for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) any interest income for such period and (iii) any non-operating income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum of the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (except the Borrower or any Subsidiary) in which any other Person (except the Borrower, a Subsidiary or a director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent that dividends or other distributions were actually paid by such Person to the Borrower or any Subsidiary during such period, and (b) the income or loss of any Person accrued before (i) the date it becomes a Subsidiary, (ii) the date it is merged into or consolidated with the Borrower or any Subsidiary or (iii) the date its assets are acquired by the Borrower or any Subsidiary.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, with respect to any Lender at any time, such Lender’s Commitment at such time or, if the Commitments shall have been terminated, the aggregate outstanding principal amount of the Loans of such Lender at such time.
“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Debt of others secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed; provided, that the amount of such Debt shall be the lesser of (i) the fair market value of such property as of the date of determination and (ii) the amount of such Debt, (f) all Guarantees by such Person of Debt of others, including avales, (g) all Capital Lease Obligations of such Person, (h) all payment obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all payment obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all payment obligations of such Person under Hedging Agreements (other than Qualifying Hedges) and (k) all payment obligations of such Person in respect of Synthetic Purchase Agreements; provided that Debt shall not include any liability constituting (A) Trade Accounts Payable, (B) indebtedness of the Borrower to any Subsidiary, or of any Subsidiary to the Borrower or any other Subsidiary, to the extent that any such indebtedness is eliminated in the consolidation of the financial statements of the Borrower and its consolidated Subsidiaries in accordance with GAAP, or (C) Televisa Subordinated Debt. For purposes of clause (j) of this definition, the “principal” amount of Debt of a Person in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
“Dollars” or “$” refers to lawful money of the United States.
“Drawdown Date” means the date on which the Lenders makes the Loans to the Borrower, which in no event shall be later than five (5) Business Days after the Effective Date.
“Effective Date” means the date of this Agreement.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters associated with exposure to Hazardous Material including the Mexican General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y la Protección al Ambiente), the Mexican General Law for the Prevention and Integral Management of Wastes (Ley General para la Prevención y Gestión Integral de los Residuos), the National Waters Law (Ley de Aguas Nacionales).
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower or any Material Subsidiary thereof directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, outstanding on any date of determination.
“Equity Related Person” means (i) any Person (other than any Cablevisión Group Company) holding, directly or indirectly, 10% or more of the capital stock of the Borrower or any of its Material Subsidiaries on the Effective Date and (ii) any Subsidiary of a Person referred to in clause (i), other than any Cablevisión Group Company.

“Eurodollar”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Events of Default” has the meaning specified in Article 7.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Financing Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans and any use of the proceeds thereof on the Drawdown Date.
“Fiscal Quarter” means a fiscal quarter of the Borrower.
“Fiscal Year” means a fiscal year of the Borrower.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than Mexico.
“GAAP” means the Mexican normas de información financiera, applicable in Mexico as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.
“Governmental Authority” means any branch of power, whether legislative, judicial or administrative, of any state, the government of the United States, Mexico, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any payment obligation, contingent or otherwise (including an aval), of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including all explosive or radioactive substances or wastes.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.
“Interest Election” means an election by the Borrower to change or continue the Interest Period applicable to any Borrowing in accordance with Section 2.04.
“Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” means, with respect to each Loan, (i) the period commencing on the date of borrowing specified in the applicable Borrowing Request and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect in such Borrowing Request, and (ii) for each subsequent Interest Period, the period commencing on the last date of the Interest Period then ending with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect in a Notice of Interest Period Election; provided that (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise end after the Maturity Date shall instead end on the Maturity Date.
“Investment” has the meaning specified in Section 6.04.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A.
“Lead Arranger” means J.P. Morgan Securities Inc., in its capacity as lead arranger and sole bookrunner for this Agreement.

“Lender Affiliate” means, with respect to any Lender, an Affiliate of such Lender (excluding any special purpose fund or other vehicle organized to invest in whole or in part in bank loans and similar extensions of credit and issue obligations to finance such investments).
“Lender Parties” means the Lenders, the Administrative Agent and the Lead Arranger.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.
“Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office (or if it so designates, its Lending Office solely with respect to Loans bearing interest at the Eurodollar Rate or Substitute Rate) by notice to the Borrower and the Administrative Agent.
“Letseb Note” means the US$80,000,000 note issued on December 13, 2007 by Letseb, S.A. de C.V. and guaranteed by Televisa.
“Leverage Ratio” means, on any day, the ratio for the Borrower and its consolidated Subsidiaries of (a) Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day for which the Borrower has delivered consolidated financial statements to the Administrative Agent pursuant to Section 3.04 or Section 5.01).
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or, if such source is unavailable, such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time to the Borrower) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate (rounded upwards, if necessary, to the next 1/16 of 1%) for Dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement and any Note.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect on (a) the business operations, property, condition (financial or otherwise) or prospects of the Borrower and its Material Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) the rights and remedies available to any Lender Party under any Loan Document.
“Material Debt” means Debt (other than obligations in respect of the Loans) of any one or more Cablevisión Group Companies in an aggregate principal amount exceeding $20,000,000.
“Material Subsidiary” means, at any date of determination, (A) any subsidiary of the Borrower (the “tested subsidiary”) for which either of the following is true (in each case, determined for such tested subsidiary with its subsidiaries, on a consolidated basis in accordance with GAAP): (i) for the most recent Fiscal Year of the Borrower, the consolidated net revenues of such tested subsidiary was more than 10% of the consolidated net revenues of the Borrower and its consolidated Subsidiaries or (ii) as of the end of such Fiscal Year, the consolidated total assets of such tested subsidiary was more than 10% of the consolidated total assets of the Borrower and its consolidated Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Borrower referred to in Section 3.04 or delivered pursuant to Section 5.01 and (B) each of Cablestar, S.A. de C.V., Letseb, S.A. de C.V. and Operbes, S.A. de C.V. unless (x) on such date, such Person is no longer a Subsidiary or (y) after December 31, 2007, such date on which such Person does not comply with (i) or (ii) above.
“Mexican Stock Exchange” means the Stock Exchange of Mexico (Bolsa Mexicana de Valores, S.A. de C.V.).
“Mexican Tax Authority” means any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority of the government of Mexico, or any political subdivision thereof in charge of affairs related to Taxes or Other Taxes.
“Mexico” means the United Mexican States.
“Maturity Date” means the fifth anniversary of the Drawdown Date.
“Moody’s” means Moody’s Investors Service, Inc. (or any successor providing ratings).

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower or any of its Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction, a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower or any of its Subsidiaries as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower or any of its Subsidiaries, and the amount of any reserves established by the Borrower or any of its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
“New York Court” has the meaning specified in Section 9.09(b).
“Notice of Interest Period Election” has the meaning specified in Section 2.04.
“Operbes Loan” means a loan dated December 13, 2007 by Televisa or one of its Affiliates to Operbes, S.A. de C.V., in an amount of up to $38,082,685.
“Other Taxes” has the meaning specified in Section 2.13(a).
“Outstanding Amount” means, with respect to any Lender at any time, the aggregate outstanding principal amount of its Loans, determined at such time after giving effect to all payments and prepayments, and any prior assignments by or to such Lender pursuant to Section 9.04.
“Participants” has the meaning specified in Section 9.04(e).
“Permitted Investments” means investments in:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within two years from the date of acquisition thereof and denominated in Dollars;
(b) commercial paper, maturing not more than 365 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Company) incorporated or organized and in existence under the laws of Mexico or any jurisdiction thereof or the United States of America, any state thereof or the District of Columbia or any foreign country recognized by the United States of America in which the Company or any of its Subsidiaries are engaged in business activities with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or equivalent ratings by their Mexican affiliates);
(c) certificates of deposit, banker’s acceptances and time deposits maturing within two years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus of at least $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) Certificados de la Tesorería de la Federación (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes), whether denominated in Pesos or UDIs, Bonos de RegulaciÓn Monetaria (BREMs) and Bonos de ProtecciÓn al Ahorro (BPAs), in each case, issued by the government of Mexico, denominated in Pesos and maturing not later than two years after the acquisition thereof.
“Permitted Liens” means:
(a) Liens imposed by law for taxes, assessments, governmental charges or claims, that are either (i) delinquent for less than 90 days; provided that the fair market value of the aggregate amount of the property subject to such Liens does not exceed $10,000,000 or (ii) that are not yet due or are being contested in compliance with Section 5.04(a);
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04(a);
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) Liens incurred or deposits made to secure (i) letters of credit, the performance of tenders, bids, trade contracts, leases, licenses, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and any bank’s unexercised right of set off with respect to deposits made in the ordinary course and (ii) indemnity obligations in respect of the sale, transfer, lease or other disposition of any property of the Borrower or any Material Subsidiary; provided that the property subject to such Lien does not have a fair market value in excess of the cash or cash equivalent proceeds received by the Borrower and its Material Subsidiaries in connection with such sale, transfer, lease or other disposition;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01 hereof; and
(f) easements, municipal and zoning restrictions, rights-of-way and similar encumbrances on real property that do not materially interfere with the ordinary conduct of business of the Borrower and its Material Subsidiaries, taken as a whole;

(g) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Material Subsidiaries, taken as a whole;
(h) Liens arising from filing Uniform Commercial Code or similar financing statements regarding leases;
(i) Liens in favor of the Borrower or any Material Subsidiary;
(j) Liens arising from the rendering of a final judgment or order against the Borrower or any Material Subsidiary of the Borrower that does not give rise to an Event of Default;
(k) Liens securing reimbursement obligations with respect to trade letters of credit that encumber documents and other property relating to such trade letters of credit and the products and proceeds thereof;
(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Material Subsidiaries in the ordinary course of business of the Borrower and its Material Subsidiaries, taken as a whole;
(n) Liens on the rights of the Borrower or a Material Subsidiary to payments in respect of programming or films and all proceeds therefrom; and
(o) Liens not permitted under the foregoing clauses (a) through (n) of this definition; provided that the aggregate amount of the property subject to such Liens at any time does not exceed $5,000,000.
“Permitted Refinancing” means, with respect to any Debt (the “refinanced Debt”), any extensions, renewals and replacements of such Debt (the “refinancing Debt”) that (A) is incurred by the same Person or Persons as were obligors under the refinanced Debt, (B) if the refinanced Debt is subordinated in right of payment to obligations under the Loan Documents, then such refinancing Debt is subordinated to at least the same obligations on terms at least as favorable to the Lenders as those governing the refinanced Debt, (C) does not increase the outstanding principal amount thereof and (D) has a maturity date no earlier than, and a weighted average life no shorter than, the refinanced Debt.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pesos” or “Ps” means the lawful money of Mexico.

“Prepayment Event” means:
(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property of the Borrower or any Subsidiary, except dispositions described in Sections 6.05(a) or Section 6.05(b); or
(b) any casualty or other insured damage to any property of the Borrower or any Subsidiary, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in the City of New York. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.
“Process Agent” has the meaning set forth in Section 9.10(a).
“Qualifying Hedges” has the meaning assigned to such term in Section 5.10.
“Register” has the meaning specified in Section 9.04(c).
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.
“Required Lenders” means, at any time, Lenders having at least 51% in aggregate amount of the Credit Exposures at such time (disregarding for this purpose any Credit Exposures held by the Borrower or its Related Parties).
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Cablevisión Group Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in any Cablevisión Group Company other than in accordance with the terms thereof (including, for this purpose, any payment in respect of any such Equity Interest under a Synthetic Purchase Agreement), (b) any payment with respect to Televisa Subordinated Debt and (c) any loan or advance to an Equity Related Person (other than advances for services in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Cablevisión Group Companies making such advances than could be obtained on an arm’s length basis from unrelated third parties).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor providing ratings).

“SEC” means the U.S. Securities and Exchange Commission.
“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.
“subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership or other entity of which Voting Stock representing more than 50% of the total voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other subsidiaries of such Person.
“Subsidiary” means any subsidiary of the Borrower.
“Substitute Rate” means, for any day and for any Lender, a rate per annum determined pursuant to Section 2.09(B) or (C), as applicable.
“Substitute Rate Loan” means a Loan which bears interest at the Substitute Rate pursuant to the provisions of Sections 2.09, 2.11 or 2.15.
“Synthetic Purchase Agreement” means any margin loan, total return swap, equity derivative or prepaid forward or combination of such agreements pursuant to which the Borrower or a Subsidiary is or may become obligated to make (i) any payment in connection with the purchase by any third party, from a Person other than the Borrower or a Subsidiary, of any Equity Interest or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest. For the avoidance of doubt, the term Synthetic Purchase Agreement shall not include the making or repayment of any contribution of capital or any agreement relating thereto.
“Taxes” has the meaning specified in Section 2.13(a).
“Televisa” means Grupo Televisa, S.A.B. and its successors.
“Televisa Subordinated Debt” means any unsecured Debt of the Borrower or any Subsidiary owing to Televisa and/or its Affiliates that (a) is expressly subordinated to the prior payment in full in cash of the principal of and interest on the Loans and other obligations under the Loan Documents on terms at least as favorable to the Lenders as the terms set forth on Exhibit F hereto and (b) has no required repayments (whether upon scheduled maturity, pursuant to scheduled amortization or upon the occurrence of a contingency, other than a customary acceleration upon a bankruptcy or insolvency of the Borrower or the relevant Subsidiary, and subject to the subordination provisions referred to above) and no payments of interest prior to the date that is 91 days after the Maturity Date.

“Total Debt” means, as of any date, the aggregate amount of Debt referred to in (a), (b), (e), (f), (g), (j) or (k) under the definition thereof (but, in the case of clauses (e) and (f), only to the extent of Guarantees of Debt of the type referred to in clauses (a), (b), (g), (j) and (k)) of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date), provided that all Debt arising from the Operbes Loan shall not be considered Total Debt pursuant to this paragraph until March 30, 2008.
“Trade Accounts Payable” means, with respect to any Person, any accounts payable, notes or any other monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services from such trade creditors.
“United States” means the United States of America.
“Voting Stock” means any class of Equity Interests of a Person pursuant to which the holders thereof, as a class, have the general voting power under ordinary circumstances to elect at least a majority of the board of directors or equivalent governing body of such Person.
“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person or by such Person together with one or more of its other Wholly Owned Subsidiaries.
Section 1.02. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In determining any payment or other amount that is required to be made at any time “pro rata” to or from any group of Lenders, Loans or Commitments, such amount shall be determined, unless otherwise specified, at the respective amounts of such Loans or Commitments, as applicable, or in the case of Lenders, to the Loans and/or Commitments held by them, in each case at such time.
Section 1.03. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2
The Credits
Section 2.01. Commitments. (a) On the Drawdown Date, in each case subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower in a principal amount equal to its Commitment. Loans and Commitments hereunder are not revolving and amounts repaid or prepaid may not be reborrowed.
(b) The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder. Any undrawn portion of the Commitments shall automatically terminate immediately after the borrowing on the Drawdown Date.
Section 2.02. Method of Borrowing. (a) The Borrower shall request that Lenders make the Loans by delivering to the Administrative Agent a notice in writing in substantially the form of Exhibit D (a “Borrowing Request”) no later than 12:00 noon, New York City time, at least two (2) Business Days before the Drawdown Date. Such Borrowing Request shall be irrevocable and shall specify the following information:
(i) the aggregate amount of the Loans to be made on the Drawdown Date (which aggregate amount shall not exceed $225,000,000);
(ii) the Drawdown Date, which shall be a Business Day; and
(iii) the initial Interest Period to be applicable to such Loans, which shall be a period contemplated by the definition of “Interest Period”.
(b) Promptly and in any event at least one day before the Drawdown Date, after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall notify each Lender as to the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto, and such notice shall be irrevocable.
Section 2.03. Funding of Loans. (a) Not later than 12:00 noon, New York City time, on the Drawdown Date, each Lender shall make available the full amount of its Loan in Dollars in Federal or other funds immediately available in New York City, to the Administrative Agent at the Administrative Agent’s Account. Unless the Administrative Agent determines that any applicable condition specified in Section 4.01 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower by crediting the Borrower’s Account.

(b) Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the then applicable interest rate determined as provided in Section 2.08. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower shall have no further obligations under this subsection (b) in respect thereof.
Section 2.04. Method of Electing Interest Periods. (a) The initial Interest Period for each Borrowing shall be as specified in the relevant Borrowing Request. Thereafter, the Borrower may from time to time, subject to Sections 2.09, 2.10, 2.11 and 2.12, elect the duration of the Interest Period or Interest Periods applicable to the Loans (subject in each case to the definition of Interest Period and Sections 2.09, 2.10, 2.11 and 2.12). Each such election of an Interest Period shall be made by delivering a written notice substantially in the form of Exhibit E hereto (a “Notice of Interest Period Election”) to the Administrative Agent not later than 12:00 noon, New York City time, on the third Business Day before such election is to be effective. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be continued as Loans with an Interest Period of three months (in each case subject to the definition of Interest Period).
(b) Each Notice of Interest Period Election shall specify:
(i) the date on which the election specified in such notice is to become effective, which shall comply with subsection (a) above; and
(ii) the duration of the new Interest Period.
Each Interest Period specified in a Notice of Interest Period Election shall comply with the provisions of the definition of Interest Period.
(c) Promptly after receiving a Notice of Interest Period Election from the Borrower pursuant to Section 2.04(a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

Section 2.05. Payment at Maturity; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender’s Loans.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.
(c) The Administrative Agent shall maintain accounts with respect to the Loans in which it shall record (i) the amount of each Loan made hereunder and whether the interest is based on the Substitute Rate or Eurodollar Rate and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.
(e) Each Lender’s Loans shall be represented by a promissory note executed by the Borrower and payable in Dollars to such Lender in substantially the form of Exhibit C hereto (each, a “Note”, and collectively, the “Notes”). Each Note shall be executed by the Borrower, qualify as a pagaré under Mexican law and specify the Applicable Margin applicable to the Loans pursuant to the terms hereof as of the Drawdown Date. The Administrative Agent shall deliver to each Lender, promptly upon receipt, any Note received for the account of such Lender. Upon (1) any assignment made pursuant to Section 9.04, the Borrower shall prepare, execute and deliver, against simultaneous delivery of the existing Note or Notes, (A) a new Note payable to the assignee Lender and (B) if necessary, a new Note payable to the assignor Lender, each dated the date of such Note being exchanged, in a principal amount equal to the principal amount of the Loan so assigned (or, in the case of the assignor Lender, retained after such assignment) and otherwise duly completed or (2) a change in the Applicable Margin reflected in the existing Note or Notes pursuant to the terms hereof, the Borrower shall execute and deliver, against simultaneous delivery of the existing Note or Notes, a new Note or Notes payable to any relevant Lender identical in all respects to the Note or Notes being replaced other than the Applicable Margin, upon its own request or the request of a relevant Lender, provided, that in no event shall the failure of the Borrower or a Lender to request or receive any such replacement Note affect the Applicable Margin applicable to the Loans from time to time pursuant to the terms hereof.
Section 2.06. Optional and Mandatory Prepayments. (a) Optional Prepayments. The Borrower will have the right at any time to prepay the Loans in whole or in part in amounts not less than $5,000,000 or increments of $1,000,000 in excess thereof and otherwise in accordance with the provisions of this Section.

(b) Asset Dispositions and Casualty Events. With respect to each Fiscal Year, within ten Business Days after the date on which any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Asset Disposition or Casualty Event (provided that the amount thereof, determined in the aggregate for all Asset Dispositions and Casualty Events after the date hereof and not previously subject to the prepayment requirements of this Section 2.06, exceeds $25,000,000 in such Fiscal Year), the Borrower shall prepay the Loans in an aggregate amount equal to such excess; provided that (i) if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that (A) the Borrower and its Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to invest in assets (other than cash equivalents or short-term assets) of the business of the Borrower and its Subsidiaries, and (B) no Default has occurred and is continuing, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds specified in such certificate, if applicable) except that, if any such Net Proceeds have not been so applied by the end of such 180-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Proceeds that have not been so applied, subject to the limitations otherwise set forth in this clause (b).
(c) Change of Control. If a Change of Control shall occur, the Borrower will, within five Business Days after the occurrence thereof, deliver to the Administrative Agent notice describing in reasonable detail the facts and circumstances giving rise thereto. If any Lender so directs by written notice delivered to the Administrative Agent and the Borrower not later than five Business Days after delivery of notice of such Change of Control (the “Change of Control Prepayment Notice”), the Loans of such Lender shall become due and payable (together with accrued interest thereon to the date of payment) on the twentieth Business Day after the notice initially delivered by the Borrower, all without further demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, unless prior to such date such Lender has delivered to the Administrative Agent and the Borrower a subsequent written notice expressly rescinding such Change of Control Prepayment Notice.
(d) Accrued Interest. Each prepayment under this Section 2.06 shall be accompanied by accrued interest to the extent required by Section 2.08.
(e) Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of any Borrowing hereunder, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.
Section 2.07. Fees. The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower with the Administrative Agent.
Section 2.08. Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Adjusted LIBO Rate applicable to such Interest Period (subject in any event to Sections 2.09, 2.10, 2.11 and 2.12).

(b) Notwithstanding the foregoing, during the continuance of any Event of Default, principal of each Loan shall bear interest at 2% per annum in excess of the rate otherwise applicable thereto pursuant to clause (a) above; provided that any overdue principal of or interest on any Loan shall bear interest for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Applicable Margin for such day plus the Adjusted LIBO Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Applicable Margin for such day plus the Adjusted LIBO Rate, for this purpose determined pursuant to the definition thereof but for periods selected from time to time by the Administrative Agent (not shorter than one day or longer than three months). Any other overdue amounts under this Agreement shall bear interest at a rate per annum equal to the sum of (i) the Base Rate plus (ii) 2%.
(c) Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.08(b) shall be payable on demand, (ii) upon any repayment of any Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any permitted conversion of a Eurodollar Loan to a Substitute Rate Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.
(d) All interest hereunder will be computed on the basis of a year of 360 days, except that (i) interest computed at the Substitute Rate will be computed on the basis of a year of the number of days agreed by the parties in determining the Substitute Rate and (ii) any determination based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).
(e) The Administrative Agent shall determine, in accordance with the terms of this Agreement, each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be prima facie evidence thereof.
Section 2.09. Substitute Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing:
(i) the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(ii) Lenders whose Loans to be included in such Borrowing aggregate at least 51% thereof advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and:
(A) during the 15-day period next succeeding the date of any such notice (the “Negotiation Period”), the Administrative Agent (in consultation with the affected Lenders) and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to the Loans for such Interest Period;

(B) if at the expiry of the Negotiation Period, the affected Lenders and the Borrower have agreed upon a Substitute Basis and the Administrative Agent has received confirmation from its Mexican counsel that such Substitute Basis has received all necessary governmental approvals and consents, the rate of interest based on such Substitute Basis shall (1) be deemed to be the “Substitute Rate” for such Interest Period and (2) be retroactive to, and take effect from, the beginning of such Interest Period, and the Borrower shall forthwith deliver to the Administrative Agent (for delivery to the affected Lenders), in exchange for the then existing Notes, new Notes substantially in the form of Exhibit C hereto with such changes as the Administrative Agent deems necessary to reflect the rate of interest based on such Substitute Basis;
(C) if at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid or the Administrative Agent shall not have received the above-mentioned confirmation as to requisite governmental approvals or consents, the Administrative Agent shall forthwith notify each affected Lender of such failure to agree or to receive such confirmation and, within five Business Days after receipt of such notice (or as soon thereafter as practicable), each such Lender shall notify the Borrower through the Administrative Agent of the cost to such Lender (as determined by it in good faith) of funding and maintaining its Loan for such Interest Period; and the interest payable to such Lender on its Loan for such Interest Period shall be a rate per annum equal to the Applicable Margin above the cost to such Lender of funding and maintaining its Loan for such Interest Period as so notified by such Lender (in such event, such rate shall be deemed to be the “Substitute Rate” for such Interest Period) (or, as to any principal of such Loan or, to the extent permitted by applicable law, other amount payable to such Lender on or in respect of its Loan that is then past due, 2% per annum plus the Applicable Margin above such cost); and
(D) the procedures specified in clauses (A), (B) and (C) above shall apply to each Interest Period succeeding the first Interest Period to which they were applied unless and until the Administrative Agent shall determine in consultation with the affected Lenders that the conditions referred to in clause (i) or (ii) above no longer exist and so notifies the Borrower and the affected Lenders, whereupon interest on the Loans shall again be determined in accordance with the provisions of Section 2.08 hereof commencing on the first day of the Interest Period next succeeding the date of such notice.

Section 2.10. Increased Costs. (a) If any Change in Law (other than a Change in Law affecting Taxes, as to which Section 2.13 shall govern) shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered as provided in Section 2.10(c).
(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered as provided in Section 2.10(c).
(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall constitute prima facie evidence of such amount(s). The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d) Failure or delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 135 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 135-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.11. Illegality. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or continue outstanding Loans as Eurodollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
(b) If such notice is given, the affected Lender shall follow the procedures set forth in clauses (A) and (B) of Section 2.09 for determining the “Substitute Rate”; provided that the negotiation described therein shall be between such affected Lender and the Borrower. If at the end of the Negotiation Period referred to therein, (i) such Lender and the Borrower have agreed to a Substitute Rate for the affected Loans, such Loans shall thereafter bear interest at such Substitute Rate and (ii) such Lender and the Borrower have not agreed to a Substitute Rate for the affected Loans, the Borrower shall repay the Loans of such Lender in full, together with interest accrued thereon to the date of payment at the rate applicable to such Loans (based on the Adjusted LIBO Rate and Section 2.08(a)) (a) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Eurodollar Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Eurodollar Loan to such day. If such Lender’s Loans continue to remain outstanding as Substitute Rate Loans, interest and principal thereon shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Eurodollar Loans of the other Lenders.
Section 2.12. Break Funding Payments. If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, or (e) any Loan is required to become an Substitute Rate Loan (whether such conversion is pursuant to Sections 2.09, 2.11 or 2.15 or otherwise) on any day other than the last day of an Interest Period applicable thereto, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for Dollar deposits of a comparable amount and period from other leading international banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be prima facie evidence of such amount(s). The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 2.13. Taxes. (a) For purposes of this Section 2.13, the following terms have the following meanings:
(i) “Taxes” means any and all taxes, duties, levies, imposts, contributions, deductions, charges or withholdings of any nature imposed by Mexico (or any political subdivision thereof, or taxing authority therein), and any penalties, fines or interest thereon (except as specified in Section 2.13(b) below), excluding, in the case of each Lender and the Administrative Agent, taxes, duties, levies, imposts, deductions, charges and withholdings imposed on (or measured by) its net income, and branch profits, franchise or taxes imposed on it (other than “Other Taxes” due to a connection between such Lender or the Administrative Agent and Mexico other than the participation in this Agreement.
(ii) “Other Taxes” means any and all documentary taxes and any other excise or property taxes, or similar charges or levies, including any penalties, fines or interest arising therefrom or with respect thereto (except as specified in Section 2.13(b) below) imposed by Mexico, and which arise from any payment made pursuant to any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document (including any of the foregoing that are imposed or that arise in the future).
(iii) “Qualified Jurisdiction” means any jurisdiction with which Mexico has entered into a treaty for the avoidance of double taxation.
(b) Any and all payments by the Borrower to or for the account of any Lender Party hereunder or under any Note shall be made without deduction or withholding for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law, rule or regulation to deduct or withhold any Taxes or Other Taxes from any such payments,
(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholding applicable to additional sums payable under this Section 2.13) such Lender Party receives an amount equal to the sum it would have received had no deductions or withholdings been made, provided, however, that if such Lender Party fails to (1) use its reasonable commercial efforts to (A) maintain registration with the Mexican Ministry of Finance and Public Credit as a foreign financial institution for purposes of Article 195 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) or (B) maintain its residence for tax purposes or applicable Lending Office in a jurisdiction that is a Qualified Jurisdiction (or, in the case of any Lender Party that becomes a party to this Agreement after the date hereof, as of the date such Lender Party becomes a party hereto) and to satisfy the requirements to be considered a resident of such jurisdiction under, and to be entitled to the benefits of, the treaty for the avoidance of double taxation entered into between Mexico and such jurisdiction or (2) comply with any certification, identification, information, documentation or other reporting requirement concerning nationality, residence or identity of such Lender

Party if (x) such compliance is required or imposed by a statute, treaty, regulation or administrative practice of general application in order to make any claim for reduction in the rate of withholding or deduction of any such Taxes or Other Taxes, and (y) the Borrower shall have notified each Lender Party, in writing, that it will be required to provide such information or documentation at least thirty (30) days in advance of the date when such information is to be provided, then the Borrower shall not be required to pay any additional amounts or sums in respect of any Taxes or Other Taxes or portion thereof that are deducted or withheld at a rate in excess of the greater of (x) 4.9% or (y) the rate then applicable to a Lender that is a United States resident for tax purposes and is fully eligible for benefits under the treaty for the avoidance of double taxation entered into between Mexico and the United States, that would not have been deducted or withheld but for such Lender Party’s failure to so perform the actions described in clause (1) or clause (2) of this Section 2.13(b)(i).
(ii) the Borrower shall make such deductions withholdings;
(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law;
(iv) the Borrower shall indemnify any Lender or the Administrative Agent for any related penalties, fines or interest thereof, provided the penalties, fines or interest are in respect of an amount of Tax or Other Taxes for which the Borrower is required to pay additional amounts in accordance with this Section 2.13(b)(i); and
(v) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt or return evidencing payment thereof (or other evidence of payment satisfactory to the Administrative Agent), within thirty (30) Business Days after the date such payment is made, and the Administrative Agent shall promptly forward a copy of such receipt to the relevant Lender.
(c) If a Lender pays any Taxes or Other Taxes that the Borrower is required to pay pursuant to this Section 2.13, the Borrower agrees to indemnify each Lender Party for the full amount of Taxes or Other Taxes paid by such Lender Party (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 Business Days after such Lender Party makes demand therefor, with interest thereon for each day from (and including) the 15th Business Day following delivery of such demand to (but excluding) the date of such indemnification at a rate per annum equal to the Substitute Rate for such day.
(d) If no Taxes or Other Taxes shall be payable in respect of any payment under this Agreement or any Note, the Borrower will, upon the request of the Administrative Agent, furnish to the Administrative Agent a certificate in form issued by the Mexican Tax Authorities, or a legal opinion to that effect, to the Administrative Agent’s counsel, confirming that such payment is exempt from or not subject to Taxes or Other Taxes.

(e) Each Lender Party (i) represents and warrants to the Borrower that, as of the date hereof (or, in the case of a Lender Party that becomes a party to this Agreement after the date hereof, on the date such Lender Party becomes a party hereto), (A) such Lender Party is registered with the Mexican Ministry of Finance and Public Credit as a foreign financial institution for purposes of Article 195 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and (B) the principal corporate office of such Lender Party is located in a Qualified Jurisdiction and such Lender Party satisfies the requirements to be considered a resident of such jurisdiction under, and to be entitled to the benefits of, the treaty for the avoidance of double taxation entered into between Mexico and such Qualified Jurisdiction, and (ii) will use its reasonable commercial efforts to (A) maintain registration therewith for purposes of Article 195 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and (B) maintain its principal corporate office in a jurisdiction which is a Qualified Jurisdiction and to satisfy the requirements to be considered a resident of such jurisdiction under, and to be entitled to the benefits of, the treaty for the avoidance of double taxation entered into between Mexico and such Qualified Jurisdiction. If in the case of any such Lender Party such registration is cancelled or not renewed upon expiration during the term of this Agreement for reasons unambiguously attributable to any such Lender Party, or if any such Lender Party or beneficial owner of any Note fails to provide, within thirty (30) days after the receipt of a written request from the Borrower made pursuant to Section 2.13(b)(i)(2) above, information, documentation or other evidence of such registration or renewal, or if such Lender Party fails to use commercial reasonable efforts to maintain its tax residence in a jurisdiction with which Mexico has entered into a treaty for the avoidance of double taxation or fails to satisfy the requirements to be considered a resident of such jurisdiction for tax purposes under, or to be entitled to the benefits of such treaty, the Borrower may prepay the then outstanding Loans of such Lender Party or direct such Lender Party to assign, at a price that is no less than all then accrued and unpaid interest and principal, the relevant Loans to an institution acceptable to the Administrative Agent that is able to make the representations set forth in clause (i) of the first sentence of this paragraph (e).
(f) If as a result of a Change of Law after the date hereof, the rate at which Taxes or Other Taxes are imposed on payments made by the Borrower hereunder to any Lender Party increases above the rate in effect on the date hereof (or, in the case of any Lender Party that becomes a party to this Agreement after the date hereof, on the date such Lender Party becomes a party hereto), then such Lender Party will take measures within its control to designate a different Lending Office (if its Loan is affected by such Change of Law) if such designation will avoid the need for, or minimize or reduce the amount of, payment of additional amounts otherwise payable by the Borrower under paragraph (b) of this Section 2.13, and will not, in the sole opinion of such Lender Party, be disadvantageous to such Lender Party. In the event that any such Lender Party does not so designate a different Lending Office, the Borrower may prepay the Loan of such Lender Party or direct such Lender Party to assign, at a price that is no less than all then accrued and unpaid interest and principal, such Loan to an institution (which must be satisfactory to the Administrative Agent) that is able to designate a Lending Office that will avoid the need for, or minimize or reduce the amount of, additional amounts payable by the Borrower under paragraph (b) of this Section 2.13.

Section 2.14. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.10, 2.11 or 2.13 or otherwise) by the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except that payments pursuant to Sections 2.10, 2.11, 2.13 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments hereunder with respect to Loans shall be made in Dollars.
(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees relating to the Loans then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder with respect to such Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal of Loans then due hereunder with respect to such Loans, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender with respect to such other Lender’s Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans held by other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (other than to the Borrower or any Subsidiary or Affiliate thereof). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e) If any Lender fails to make any payment required to be made by it pursuant to Sections 2.03(b), Section 2.14(d) or Section 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.15. Substitute Rate Loans Substituted for Affected Loans. If (a) the obligation of any Lender to make or continue Loans at the Eurodollar Rate has been suspended pursuant to Section 2.11 or (b) any Lender has demanded compensation under Section 2.10 with respect to its Loans and the Borrower shall, by at least three Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist (which notice such Lender shall give promptly upon making any such determination):
(i) all Loans which would otherwise be made or continued by such Lender at the Eurodollar Rate shall instead be Substitute Rate Loans (on which interest and principal shall be payable contemporaneously with the related Loans of the other Lenders); and
(ii) after each of its Loans bearing interest at the Eurodollar Rate has been repaid (or converted to an Substitute Rate Loan), all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Substitute Rate Loans instead.
If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Substitute Rate Loan shall again accrue interest at the Eurodollar Rate on the first day of the next succeeding Interest Period applicable to the related Loans of the other Lenders.
Section 2.16. Lender’s Obligation to Mitigate; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.13, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all costs and expenses incurred by any Lender in connection with any such designation or assignment within ten Business Days of written notice thereof, specifying the same in reasonable detail.

(b) If (x) any Lender (A) requests compensation under Section 2.10, or (B) defaults in its obligation to fund Loans hereunder, or (y) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.
ARTICLE 3
Representations and Warranties
The Borrower represents and warrants to the Lender Parties that:
Section 3.01. Organization; Powers. Each Cablevisión Group Company is duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02. Authorization; Enforceability. (a) The Financing Transactions to be entered into by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, concurso mercantil, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The Borrower and its Material Subsidiaries collectively possess all licenses, concessions, permits, consents, approvals and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authority, that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses (except where the failure to do so would not have a Material Adverse Effect); and neither the Borrower nor any of its Material Subsidiaries has received notice of any revocation, rescission, withdrawal, rescate proceedings, or modification of any such license, concession, permit or authorization or has any reason to believe that any such license, concession, permit or authorization will not be renewed in the ordinary course.
(c) This Agreement and the other Loan Documents are in proper legal form under the laws of Mexico for the enforcement thereof against the Borrower under such law. All formalities required in the Borrower’s jurisdiction of incorporation for the validity and enforceability of each of the Loan Documents have been satisfied, and no Other Taxes are required to be paid and no notarization is required for the validity and enforceability thereof; provided, that in the event any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings, prepared by a court-approved translator, would have to be approved by such court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.
Section 3.03. Governmental Approvals; No Conflicts. The Financing Transactions (i) do not require the Borrower to obtain or make, as of the Effective Date, any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any law or regulation applicable to the Borrower or the charter, by-laws or other organizational documents of any Cablevisión Group Company or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Cablevisión Group Company or any of its properties, or give rise to a right thereunder to require any Cablevisión Group Company to make any payment (except for any of the foregoing in this clause (iii) that would not reasonably be expected to have a Material Adverse Effect) and (iv) will not result in the creation or imposition of any Lien on any property of any Cablevisión Group Company not permitted to exist by this Agreement.
Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet as of December 31, 2006 and the related consolidated statements of income, stockholders’ equity and changes in financial position for the Fiscal Year then ended, reported on by PricewaterhouseCoopers, independent public accountants, and (ii) its consolidated balance sheet as of September 30, 2007 and the related consolidated statements of income showing year-to-date results, all certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position of the Borrower and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b) The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its consolidated Subsidiaries delivered to the Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial condition and performance.

(c) None of the Cablevisión Group Companies has, as of the Effective Date, any material contingent liabilities or material, unusual long-term commitments, except as disclosed in the financial statements referred to in Section 3.04(a) or the notes thereto and except for the Disclosed Matters.
(d) Since December 31, 2006, there has been no material adverse change in the business operations, property, condition (financial or otherwise) or prospects of the Borrower and its Material Subsidiaries, taken as a whole.
Section 3.05. Properties. (a) Each Cablevisión Group Company has good title to, or valid leasehold interests in, all real and personal property material to its business, except for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and free of all Liens other than those permitted by Section 6.02.
(b) Each Cablevisión Group Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Cablevisión Group Companies does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Cablevisión Group Company (i) as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Financing Transactions.
(b) Except for the Disclosed Matters and except for other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Cablevisión Group Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.
Section 3.07. Compliance with Laws and Agreements. (a) Each Cablevisión Group Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
(b) Each of the Borrower and its Material Subsidiaries complies with Mexican labor laws in all material respects. Except to the extent the following could not (either separately or in the aggregate) reasonably be expected to result in a Material Adverse Effect, there is (a) no illegal labor practice complaint pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Material Subsidiaries, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Material Subsidiaries, and (b) no strike, material labor dispute, slowdown, stoppage or other material labor disturbance pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Material Subsidiaries; there is no complaint pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Material Subsidiaries alleging violation of any Mexican national, departmental, state, local or foreign law applicable to the Borrower and its Material Subsidiaries relating to discrimination in the hiring, promotion or pay of employees; and to the Borrower’s knowledge, there are no other conflicts between the Borrower or any of its Material Subsidiaries and any of their respective employees.

Section 3.08. Investment Company Status; Regulatory Restrictions on Borrowing. The Borrower is not required to register as an “investment company” under the U.S. Investment Company Act of 1940. The Borrower is not subject to regulation under any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority (other than Regulations T, U and X of the Federal Reserve Board) which limits its ability to incur any Debt under this Agreement or any Note.
Section 3.09. Federal Reserve Regulations. (a) Neither the Borrower nor any of its Material Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations T, U and X of the Federal Reserve Board.
Section 3.10. Taxes. (a) There is no income, stamp or other similar tax, levy, assessment, impost, deduction, charge or withholding imposed by Mexico (or any municipality or other political subdivision or taxing authority thereof or therein that exercises power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (i) on or by virtue of the execution or delivery by the Borrower of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being a resident of Mexico for tax purposes or by virtue of its having a permanent establishment for tax purposes in Mexico to which income under the Loan Documents is attributable, except for withholding tax on payments of interest and fees deemed to be interest to Lenders that are not residents of Mexico for tax purposes and to the Administrative Agent.
(b) The Borrower and each Material Subsidiary thereof has filed all foreign federal, state and local tax returns required to be filed or has requested extensions thereof and paid all taxes and tax like obligations (including social security, workers’ housing fund and retirement fund obligations) required to be paid by it and any other assessment, fine, or penalty levied against it and any other assessment, fine or penalty levied against it, to the extent any of the foregoing is due and payable, except for (i) such taxes as are being contested in good faith by appropriate proceedings and for which the Borrower or Material Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) such failure to file or to pay as would not have a Material Adverse Effect.

Section 3.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, (i) the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time and (ii) it is understood that such projected financial information shall not be viewed as facts and that actual results may differ significantly from the projected results and such differences may be material.
Section 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Material Subsidiaries, in each case as of the Effective Date. All the Borrower’s Subsidiaries are fully consolidated in its consolidated financial statements.
Section 3.13. Solvency. Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Drawdown Date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date; and (e) the Borrower will not satisfy any of the requirements to be placed in consurso mercantil under the Ley de Concursos Mercantiles.
Section 3.14. Rank of Debt. The obligations of the Borrower under the Loan Documents to pay any and all amounts due thereunder constitute direct, senior, unsecured, unsubordinated obligations of the Borrower and rank at least pari passu in right of payment with all other present or future direct, senior, unsecured, unsubordinated indebtedness for borrowed money of the Borrower.
Section 3.15. No Immunity. Neither the Borrower nor any of its property has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Mexico in respect of its obligations under the Loan Documents.

ARTICLE 4
Conditions
Section 4.01. Conditions. The obligations of the Lenders to make Loans hereunder on the Drawdown Date is subject to each of the following conditions:
(a) The Administrative Agent (or its counsel) shall have received from each party hereto, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or PDF transmission of a signed signature page) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Cleary Gottlieb Steen & Hamilton LLP, special New York counsel for the Borrower, substantially in the form of Exhibit B-1 and (ii) Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican counsel for the Borrower, substantially in the form of Exhibit B-2 The Borrower requests such counsel to deliver such opinions.
(c) The Administrative Agent shall have received a favorable opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Davis Polk & Wardwell, special New York counsel for the Administrative Agent and (ii) Ritch Mueller, S.C., special Mexican counsel for the Administrative Agent, substantially in the form of Exhibits B-3 and B-4, respectively.
(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization and existence of the Borrower, (ii) the authorization of the Financing Transactions and (iii) any other legal matters relating to the Borrower, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel, including (x) the estatutos sociales in effect for the Borrower, certified by a notary public as to authenticity and by a Borrower’s officer as to effectiveness, and (y) powers-of-attorney for officers of the Borrower, certified by a notary public as to authenticity and by a Borrower’s officer as to effectiveness, with authority for acts of administration and issuance of negotiable instruments.
(e) The Administrative Agent shall have received (i) a copy of a letter from CT Corporation Systems accepting its appointment as the Process Agent pursuant to Section 9.10 hereof, on behalf of the Borrower, and (ii) a special irrevocable power of attorney granted by the Borrower to CT Corporation Systems appointing it as the Process Agent, duly notarized by a Mexican notary public, as required under Mexican law.
(f) The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of the date of such Borrowing, both before and immediately after giving effect thereto.
(g) Immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.
(h) The Lenders shall have received:
(i) (A) audited consolidated financial statements of the Borrower for the fiscal years ended on December 31, 2004, 2005 and 2006 and (B) unaudited consolidated financial statements of the Borrower for the Fiscal Quarter ended on September 30, 2007 and unaudited consolidated financial statements for the same periods of the prior fiscal year; and

(ii) projections for the Cablevisión Group Companies beginning in 2007 through 2012, in form and with detail and supporting information reasonably satisfactory to the Arranger.
(i) There shall not have occurred or become known to the Administrative Agent or the Lead Arranger any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, since the Effective Date.
(j) There shall not have occurred, in each case after the date hereof, (i) any material adverse change in Mexican political or economic conditions, including without limitation any imposition of exchange or currency controls or declaration of moratorium or (ii) any material disruption of or material adverse change in conditions in the United States, Mexican or international financial, banking or capital markets that in the case of (i) or (ii), in the Arranger’s judgment, could materially impair the syndication of the Loans under this Agreement.
(k) Neither the Administrative Agent nor the Lead Arranger shall have become aware of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the projections) affecting any of the Cablevisión Group Companies that in the Administrative Agent’s or the Lead Arranger’s judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Administrative Agent or the Lead Arranger prior to the date hereof or could reasonably be expected to materially impair the syndication of the Loans under this Agreement.
(l) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the execution, delivery and performance by the Borrower of its obligations under the Loan Documents shall have been obtained.
(m) The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.
(n) The Administrative Agent shall have received for the account of each Lender an executed Note dated the Drawdown Date complying with the provisions of Section 2.05(e).
(o) The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower attesting to the solvency of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, but in any event prepared after giving effect to the Financing Transactions to occur on the Drawdown Date, and setting forth the aggregate outstanding Debt of the Borrower.
(p) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower as to the compliance with items (g), (h) and (m).
Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on December 26, 2007 (and in the event such conditions are not so satisfied or waived, the Commitments to make Loans shall terminate at such time).

ARTICLE 5
Affirmative Covenants
Until all the Commitments have expired or terminated and the principal of and interest on each Loan have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (which will promptly forward to each Lender):
(a) within 120 days after the end of each Fiscal Year, its audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of income, stockholders’ equity and changes in financial position (or cash flows) for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing in Mexico (without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and changes in financial position (or cash flows) of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its unaudited consolidated balance sheet as of the end of such Fiscal Quarter and the related statement of income for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;
(c) concurrently with each delivery of financial statements under clauses (a) or (b) above, a certificate of a Financial Officer (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.13 and 6.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) concurrently with each delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines); and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition (including a projected consolidated balance sheet and related statements of projected operations and cash flows and setting forth the assumptions used in the preparation thereof; provided, that in no event shall the Borrower be obligated to provide such projections more frequently than once per Fiscal Year) of the Cablevisión Group Companies on a consolidated basis, as the Administrative Agent may reasonably request.
Section 5.02. Notice of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following (and, in any event, within five Business Days after any Financial Officer obtains knowledge thereof):
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Cablevisión Group Company that if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c) any other event that results in, or that any Financial Officer determines in good faith could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03. Existence; Conduct of Business. The Borrower, together with its Material Subsidiaries, considered as a whole, will continue to engage primarily in the business of providing cable, internet and/or telecommunication services in Mexico and in activities reasonably related, ancillary or complementary thereto. Each Cablevisión Group Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, concessions, permits, consents, approvals, other authorizations, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.03.
Section 5.04. Payment of Tax Obligations. Each Cablevisión Group Company will pay its material tax liabilities and material tax-like obligations (including obligations under the Ley del Seguro Social, the Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores and the Ley de los Sistemas de Ahorro para el Retiro and all laws and regulations related to the foregoing) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the relevant Cablevisión Group Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05. Maintenance of Properties. Each Cablevisión Group Company will maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
Section 5.06. Insurance. The Borrower will maintain and will cause each of its Material Subsidiaries to maintain with financially sound and reputable insurance companies, insurance in at least such amounts, against at least such risks and with such risk retention as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.07. Proper Records; Rights to Inspect and Appraise. Each Cablevisión Group Company will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. Each Cablevisión Group Company will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice during normal business hours, (i) to visit and inspect its properties, to examine and make extracts from its books and records and (ii) to discuss its affairs, finances and condition with its officers and independent accountants, all as may be reasonably necessary, as determined by the Administrative Agent or any Lender, to ensure compliance by the Borrower of its obligations hereunder; provided that unless an Event of Default shall be continuing, no Lender shall conduct the activities referred to in clause (i) above more than once in any calendar year.
Section 5.08. Compliance with Laws. Each Cablevisión Group Company will comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.09. Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes, which may include (i) to fund or refinance the Bestel Acquisition and (ii) to pay fees and expenses incurred in connection with the Financing Transactions. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.
Section 5.10. Currency Hedging. The Borrower will, within the earlier of (a) one year after the Effective Date and (b) forty-five days after the Leverage Ratio exceeds 2.50:1 at any time after the Effective Date, enter into, and maintain at all times thereafter, currency Hedging Agreements with respect to Debt of the Borrower denominated in a currency other than Pesos (excluding the Letseb Note), and limiting the exchange rate exposure of the Borrower between Pesos and such other currency for at least five years (“Qualifying Hedges”), such that after giving effect thereto and at all times thereafter, an amount of Debt of the Borrower and its Material Subsidiaries equal to (a) 100% of the aggregate outstanding principal amount of the Loans plus (b) 50% of the aggregate outstanding principal amount of all other Debt for borrowed money of the Borrower and its Material Subsidiaries (determined on a consolidated basis), is either (a) denominated in Pesos or (b) subject to Qualifying Hedges.

ARTICLE 6
Negative Covenants
Until all the Commitments have expired or terminated and the principal of and interest on each Loan have been paid in full, the Borrower covenants and agrees with the Lenders that:
Section 6.01. Debt. The Borrower will not, and will not permit any of its Material Subsidiaries to, create, incur, assume any Debt, except:
(i) Debt created under the Loan Documents;
(ii) Qualifying Hedges and Hedging Agreements of the Borrower otherwise permitted under Section 6.07;
(iii) Debt existing on the date hereof and listed in Schedule 6.01 and any Permitted Refinancings thereof;
(iv) Debt of the Borrower to any Subsidiary and Debt of any Material Subsidiary to the Borrower or any other Subsidiary; provided, that loans, advances or other Investments made by the Borrower or any Material Subsidiary to or in any other Subsidiary shall be subject to Section 6.04;
(v) Debt of the Borrower incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, and any Permitted Refinancing thereof; provided that (A) such Debt is incurred before or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Debt permitted by this clause (including Permitted Refinancings thereof) shall not exceed $20,000,000 at any time outstanding;
(vi) Debt of any Person that becomes a Material Subsidiary after the date hereof and Permitted Refinancings thereof; provided that (A) such Debt exists at the time such Person becomes a Material Subsidiary and is not created in contemplation of or in connection with such Person becoming a Material Subsidiary and (B) the aggregate principal amount of Debt permitted by this clause (including Permitted Refinancings thereof) shall not exceed $20,000,000 at any time outstanding;
(vii) Debt incurred by the Borrower or any of its Material Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits;
(viii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Material Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice; and

(ix) any Guarantee by the Borrower of Debt of a Material Subsidiary permitted under any of the preceding clauses of this Section 6.01;
(x) Debt of the Borrower of the type referred to in the definition of Total Debt; provided that immediately after giving effect to such incurrence the Leverage Ratio (with Total Debt determined for this purpose on the date of and immediately after giving effect to the incurrence of such Debt) shall not exceed 4.0:1; and
(xi) Debt of the Borrower not permitted under any of the preceding clauses of this Section 6.01; provided that the aggregate principal amount of Debt permitted by this clause shall not exceed $20,000,000 at any time outstanding.
provided that immediately after giving effect to any incurrence of Debt under clauses (x) or (xi) above, no Event of Default shall have occurred and then be continuing.
Section 6.02. Liens. Neither the Borrower nor any Material Subsidiary will create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i) Permitted Liens;
(ii) any Lien on any property of the Borrower or any Material Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of the Borrower or any Material Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(iii) any Lien existing on any property before the acquisition thereof by the Borrower or any Material Subsidiary or existing on any property of any Person that becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, as the case may be, (B) such Lien will not apply to any other property of the Borrower or any Material Subsidiary and (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
(iv) Liens on assets acquired, constructed or improved by the Borrower or any Material Subsidiary; provided that (A) the Debt secured by such liens is permitted by Section 6.01(v), (B) such Liens are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (C) such Liens will not apply to any other property of the Borrower or any Material Subsidiary and (D) the aggregate principal amount of all obligations outstanding at any date secured by Liens permitted by this clause (iv) does not at any time exceed $20,000,000.

Section 6.03. Fundamental Changes. No Cablevisión Group Company will merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither the Borrower nor any Material Subsidiary will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make any loan or advance to, Guarantee any obligation of, or make any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (but excluding any plant, property or equipment acquired directly by such Person and not through the acquisition of Equity Interests of another Person holding such assets or a assets constituting a business unit of such other Person) (each of the foregoing, an “Investment”), except:
(a) the Bestel Acquisition;
(b) Permitted Investments;
(c) Investments existing on the date hereof and listed on Schedule 6.04; and
(d) Investments by (i) the Borrower in its Material Subsidiaries and (ii) one Material Subsidiary in another Material Subsidiary or the Borrower;
(e) Investments by the Borrower or its Material Subsidiaries in Subsidiaries other than Material Subsidiaries; provided that the aggregate amount of all Investments by the Borrower or its Material Subsidiaries in or to such Subsidiaries under this clause (e) (including without limitation, loans and advances by the Borrower or its Material Subsidiaries to, and Guarantees by the Borrower or its Material Subsidiaries of Debt of, such Subsidiaries), including any such Investments existing on the Effective Date, shall not exceed $20,000,000 in the aggregate;
(f) Guarantees constituting Debt permitted by Section 6.01; and

(g) Investments by the Borrower and/or its Material Subsidiaries, directly or indirectly, in any Person (excluding (i) any Subsidiary that is not a Material Subsidiary and (ii) any Equity Related Person) engaged primarily in the business of providing cable, internet and/or telecommunication services, so long as (x) immediately prior to any such Investment, no Default shall have occurred and be continuing, and (y) the Borrower is in compliance with both Section 6.13 (determined for this purpose immediately after giving effect to such Investment and the incurrence of any Debt in connection therewith) and Section 6.14, provided that nothing contained in this clause (g) shall be construed to limit Investments by the Borrower and/or its Material Subsidiaries in (1) Subsidiaries that thereby become Material Subsidiaries to the extent provided under clause (d) of this Section 6.04 or (2) Subsidiaries other than Material Subsidiaries to the extent permitted under clause (e) of this Section 6.04.
Section 6.05. Asset Sales. Neither the Borrower nor any Material Subsidiary will sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, except:
(a) sales transfers, leases or other dispositions of inventory (for the avoidance of doubt, including set-top boxes), obsolete, worn-out or surplus equipment and Permitted Investments in the ordinary course of business;
(b) sales, leases, transfers and other dispositions to the Borrower or a Material Subsidiary; provided that any such sales, transfers or dispositions shall comply with Section 6.09; and
(c) sales, leases, transfers and other dispositions of assets (except Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause shall not exceed $50,000,000 during any Fiscal Year;
provided that all sales, transfers, leases and other dispositions permitted by clauses (b) or (c) of this Section shall be made for fair value and, in the case of clause (c) above, for at least 90% cash consideration.
Section 6.06. Sale and Leaseback Transactions. Neither the Borrower nor any Material Subsidiary will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, unless (i) any such sale of any asset is made for cash consideration in an amount not less than the cost of such asset and is consummated within 90 days after such Cablevisión Group Company acquires or completes the construction of such asset and (ii) the aggregate consideration of all such transactions shall not exceed $15,000,000.
Section 6.07. Hedging Agreements. Neither the Borrower nor any Material Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements required by Section 5.10 and (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Cablevisión Group Company is exposed in the conduct of its business or the management of its liabilities.

Section 6.08. Restricted Payments. (a) No Cablevisión Group Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so other than (i) Restricted Payments made by any Wholly Owned Subsidiary with respect to its capital stock and (ii) other Restricted Payments, provided that at the time of and after giving effect to any Restricted Payment made pursuant to this clause (ii):
(A) no Default has occurred and is continuing, and
(B) the aggregate amount expended for all Restricted Payments pursuant to this clause (ii) after the Effective Date would not exceed the aggregate amount of Consolidated Net Income, determined on a cumulative basis for the period beginning with the Fiscal Quarter of the Borrower ended September 30, 2007 and ending on the last day of the Borrower’s most recently completed Fiscal Quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to Section 5.01.
(b) Not later than the date of making any Restricted Payment (other than those Restricted Payments referred to in paragraph (a)(i) above), the Borrower will deliver to the Administrative Agent an officers’ certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant were calculated.
Section 6.09. Transactions with Affiliates. From and after the Effective Date, no Cablevisión Group Company will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, other than another Cablevisión Group Company in the ordinary course of business, the Televisa Subordinated Debt, the Operbes Loan and receipt of capital contributions, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such Cablevisión Group Company than could be obtained on an arm’s-length basis from unrelated third parties and (b) any Restricted Payment permitted by Section 6.08. It is understood that, without limitation of the definition of “Affiliate”, direct or indirect holders of 10% or more of the capital stock of the Borrower on the date hereof shall be deemed to be Affiliates of the Borrower and its Material Subsidiaries for purposes of this Section 6.09.
Section 6.10. Restrictive Agreements. No Cablevisión Group Company will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Debt of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) any restrictions and conditions contained in agreements of any Person that becomes a Subsidiary after the date hereof, provided that such agreements were not entered into in contemplation of such Person’s becoming a Subsidiary at the time such Person entered into by any Subsidiary of the Borrower acquired by the Borrower after the Effective Date, (v) restrictions and conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (vi) customary provisions in leases restricting the assignment or subletting thereof.

Section 6.11. Amendment of Material Documents. No Cablevisión Group Company will amend, modify or waive any of its rights under its constitutional or organizational documents (including its estatutos sociales, by-laws or other organizational documents) in a manner that could reasonably be expected to have a Material Adverse Effect.
Section 6.12. Capital Expenditures. (a) The Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in any Fiscal Year referred to below to exceed the amount set forth below opposite such Fiscal Year:

Fiscal Year	Amount

2008	$100,000,000
2009	$100,000,000
2010	$100,000,000
2011	$100,000,000
2012	$100,000,000
(b) Any amount permitted to be expended in any Fiscal Year pursuant to clause (a) of this Section 6.12, if not so expended in the Fiscal Year for which it is permitted, (i) may be carried over for expenditure in the next succeeding Fiscal Year only and (ii) Capital Expenditures shall be deemed made, first, in respect of amounts carried over from the prior Fiscal Year pursuant to the foregoing clause (i) and, second, in respect of amounts permitted for such Fiscal Year as provided above.
Section 6.13. Interest Expense Coverage Ratio. The Borrower will not permit the ratio, determined as of the last day of any Fiscal Quarter, of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive Fiscal Quarters, to be less than 2.25 to 1.00.
Section 6.14. Leverage Ratio. The Borrower will not permit the Leverage Ratio determined as of the last day of any Fiscal Quarter to exceed 4.00 to 1.00.
Section 6.15. Fiscal Year. The Borrower shall not change its fiscal year end to a date other than December 31.

ARTICLE 7
Events of Default
Section 7.01. Events Of Default. If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrower shall fail to pay when due any interest on any Loan or any other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of three Business Days;
(c) any representation, warranty or certification made by or on behalf of any Cablevisión Group Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made (or deemed made);
(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.03 (with respect to the existence of the Borrower) or 5.09 or in Article 6;
(e) the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f) any Cablevisión Group Company shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or within any applicable grace period;
(g) any event or condition that has not been waived or cured and results in Material Debt becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, concurso mercantil, quiebra, or other similar relief in respect of any Cablevisión Group Company, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including the Ley de Concursos Mercantiles) or (ii) the appointment of a receiver, trustee, custodian, conciliador, sequestrator, conservator or similar official for any Cablevisión Group Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) any Cablevisión Group Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, concurso mercantil, quiebra, or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (including the Ley de Concursos Mercantiles), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, conciliador, sequestrator, conservator or similar official for any Cablevisión Group Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) any Cablevisión Group Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more final judgments for the payment of money in an aggregate amount exceeding $20,000,000 shall be rendered against one or more Cablevisión Group Companies and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;
(l) any restriction or requirement shall be imposed, promulgated or amended by any Governmental Authority on or after the date hereof that restricts, limits or prohibits the acquisition or the transfer of foreign exchange by the Borrower and that impairs or could reasonably be expected to impair the Borrower’s ability to perform its financial obligations under the Loan Documents in accordance with the terms thereof (including payment in Dollars); or any Governmental Authority shall take any action, including a moratorium, having an effect on the schedule of payments of the Borrower under any Loan Document; or the Borrower shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of the Borrower’s debts or the restructuring of the currency in which the Borrower may pay its obligations;
(m) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder, ceases to be in full force and effect; or the Borrower or any other Person acting on its behalf contests in any manner the validity or enforceability of any Loan Document;
(n) any property or asset of the Borrower and its Material Subsidiaries shall be nationalized, expropriated, lost, subject to rescate proceedings or impaired (collectively, “impaired”; and “impairment” has a correlative meaning) by action of any Governmental Authority (including without limitation through the termination, withdrawal, seizure, revocation or amendment of any license (or licenses) or concession of the Borrower or any of its Subsidiaries to operate their business but excluding an impairment resulting from a required divestiture in connection with an acquisition), provided that (i) the property or asset so impaired produces a loss of more than 10% of the gross revenues of the Borrower and its Subsidiaries, determined on a consolidated basis for the four Fiscal Quarters then most recently ended and (ii) unless such impairment is not reasonably susceptible of cure, such impairment shall continue for a period of 60 days thereafter;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other payment obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above and subject to the next succeeding sentence, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other payment obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. The Administrative Agent shall promptly notify the Lenders of any Event of Default pursuant to this Section 7.01.

ARTICLE 8
The Administrative Agent
Section 8.01. Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
Section 8.02. Rights and Powers as a Lender. Any bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Cablevisión Group Company or Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 8.03. Limited Duties and Responsibilities. The Administrative Agent shall not have any duties or obligations except those expressly set forth in herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose or any liability for any failure to disclose, any information relating to any Cablevisión Group Company that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered thereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Cablevisión Group Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05. Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it and shall not be responsible for the negligence or misconduct of any such sub-agent selected by it in good faith and with due care. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent to the same extent that they apply to the Administrative Agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 8.06. Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York. Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Immediately thereupon, the successor Administrative Agent shall give notice of its acceptance of its appointment as Administrative Agent to the Borrower and the Lenders. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE 9
Miscellaneous
Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i) if to the Borrower, to it at Rio de la Loza 182, Colonia Doctores 06720, Mexico, D.F. México, Attention of Ignacio Gallardo Islas (Telecopy No. (52-55) 5761 2475), with a copy to Televisa, Vasco de Quiroga 2000, Edificio A, Piso 3, Col. Santa Fe, México, D.F., C.P. 06720, Mexico, Attention Vice President and General Counsel (Telecopy No. (52-55) 5261-2546);
(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Americas Investment Bank Loan Operations, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Tokunbo Tayo (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Paul Doud (Telecopy No. (52-55) 2454-5885); and
(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications (other than notices or communications in respect of payment of the Loans, the terms of the Loans (including interest rates) or a Default hereunder) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.
(b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:
(i) increase the Commitment of any Lender without its written consent;
(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon without the written consent of each Lender Party affected thereby;
(iii) postpone the maturity of any Loan or any date for the payment of any interest payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

(iv) change Section 2.14(b) or Section 2.14(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;
(v) change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without its prior written consent.
(c) Notwithstanding the foregoing, if Lenders having at least 75% of the Credit Exposures at such time (disregarding for this purpose any Credit Exposures held by the Borrower and any Related Parties) enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.
Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all agreed reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lead Arranger, including reasonable fees, charges and disbursements of Davis Polk & Wardwell, special New York counsel and Ritch Mueller, S.C., special Mexican Counsel in connection with the syndication of the credit facilities provided for herein and the preparation, execution and delivery of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that the reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lead Arranger to be paid by the Borrower pursuant to this clause (i) shall be expressly limited to the terms agreed to in the Commitment Letter, (ii) all reasonable out-of-pocket expenses incurred by the Lender Parties and their Affiliates, including reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not consummated), (iii) if an Event of Default occurs, any stamp or documentary taxes that may be required to be paid upon the introduction into Mexico of any Note or other Loan Documents in connection with any collection, bankruptcy, insolvency or other enforcement proceedings resulting therefrom, and (iv) all reasonable out-of-pocket expenses incurred by any Lender Party, including any fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section), the Loans, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities and reasonable related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or in connection with (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee (x) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence, bad faith, breach of the Loan Documents by the Indemnitee or willful misconduct or (y) with respect to any settlement entered into by any Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed).
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total outstanding Loans and unused Commitments at the time.
(d) To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.
Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:
(i) the Administrative Agent and the Borrower must give prior written consent to any such assignment (which consent shall not be unreasonably withheld) except that a Lender may assign or otherwise transfer its rights and obligations hereunder without the prior written consent of (a) the Borrower if (1) such assignment or transfer is an assignment or transfer of all or any portion of a Loan to a Person that is a Lender or a Lender Affiliate or (2) an Event of Default has occurred and is continuing or (b) the Administrative Agent if such assignment or transfer is an assignment or transfer of all or any portion of a Loan to a Person that is a Lender or a Lender Affiliate (and if the consent of the Borrower or the Administrative Agent is not required, such assigning Lender shall promptly notify the Borrower and/or the Administrative Agent, as applicable, of the amount of such assignment and the identity of the assignee);
(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(iii) unless the Administrative Agent and the Borrower otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $3,000,000; provided that this (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans;
(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; and
(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.13 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c) The Administrative Agent, acting for this purpose as agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.
(e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.10, 2.11, and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.
(f) A Participant shall not be entitled to receive any greater payment under Sections 2.10 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that (i) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (ii) no foreclosure of any such pledge or security interest shall be permitted without the consents required by this Section 9.04.
Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.10, 2.11, 2.13, 9.03 and Section 9.16 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lead Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or PDF will be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07. Severability. To the fullest extent permitted by law, if any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law and upon notice to the Borrower, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (each a “New York Court”) and to the courts of its own corporate domicile in any action brought against such party as a defendant, in any action or proceeding arising out of or relating hereto, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court, to the extent permitted by law, in such Federal court or other court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating hereto in any New York Court. Each of the parties hereto hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 9.10. Appointment of Agent For Service of Process. (a) The Borrower hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, CT Corporation System, at its offices currently located at 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”), to accept and acknowledge for and on its behalf service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York Court. Such designation and appointment shall be irrevocable until all principal of and interest on the Loans and other sums payable under the Loan Documents shall have been paid in full in accordance with the provisions thereof. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designation and appointment in full force and effect and to cause the Process Agent to continue to act in such capacity.

(b) The Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09 by serving a copy thereof upon the Process Agent. Without prejudice to the foregoing, the Lenders and the Administrative Agent agree that, to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by internationally recognized overnight courier, postage prepaid, return receipt requested, to the Borrower at the address specified in or pursuant to Section 9.01 or to any other address of which the Borrower shall have given written notice to the Administrative Agent. If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, the Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09 by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of the Borrower specified in or pursuant to Section 9.01 or to any other address of which the Borrower shall have given written notice to the Administrative Agent, which service shall be effective 14 days after deposit in the mail. The Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding and (ii) shall to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Borrower.
(c) Nothing in this Section shall affect the right of any party hereto to serve process in any manner permitted by law, or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
Section 9.11. Waiver of Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid or execution, or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.
Section 9.12. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the "Judgment Currency”), the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such Judgment Currency in New York, New York, on the Business Day immediately preceding the day on which final judgment is given.
(b) The obligation of the Borrower in respect of any sum due to any Lender hereunder in Dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Dollars in the amount originally due to such Lender with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against the resulting loss; and if the amount of Dollars so purchased is greater than the sum originally due to such Lender, such Lender agrees to repay such excess to the Borrower.

Section 9.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.14. Use of English Language. Except as provided in Section 3.02(c), any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes hereof.
Section 9.15. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.16. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Lender Party, provided that such Lender Party shall, to the extent legally permissible, notify the Borrower of the request for disclosure prior to such disclosure if such Lender Party has reason to believe that such regulatory authority is not subject to its customary duty of confidentiality, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to such Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any Related Parties relating to the Borrower, any of its Related Parties or their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower or any of its Related Parties; provided that such information shall be deemed to have been provided on a confidential basis unless such information is clearly identified at the time of delivery as “nonconfidential.” Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES TO THE BORROWER THAT INFORMATION AS DEFINED IN THE PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS TO THE BORROWER THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING UNITED STATES FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.17. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notifies the Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EMPRESAS CABLEVISIÓN, S.A.B. DE C.V., as Borrower
By:	/s/ Salvi Rafael Folch Viadero / Jorge Lutteroth Echegoyen
	Name:	Salvi Rafael Folch Viadero / Jorge Lutteroth Echegoyen
	Title:	Attorneys-in-fact

LENDER PARTIES:	JPMORGAN CHASE BANK, N.A., as Administrative Agent
	By:	/s/ Anthony O. Preware
		Name:	Anthony O. Preware
		Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Lender
	By:	/s/ Anthony O. Preware
		Name:	Anthony O. Preware
		Title:	Vice President

Schedule 2.01
Commitment Schedule

Name of Lender	Total
JPMorgan Chase Bank, N.A.	$225,000,000

Total	$225,000,000

Schedule 3.05

Existing Real Properties

Schedule 3.05

Land owner: Tecnicable, S.A. de C.V.

	Location	Public Deed Description
1.	Dr. Rio de Ia Loza 182, Col. Doctores, Delegación Cuauhtemoc, Mexico, D.F., C.P. 06720.	Public deed number 33,486, dated December 6, 1994, granted before Lic. Luis Antonio Montes de Oca Mayagoitia, Notary Public number 29 in México, Distrito Federal.

2	Dr. Rio de la Loza 190, Col. Doctores, Delegación Cuauhtemoc, Mexico, D.F., C.P. 06720.	Public deed number 30,470, dated December 6,1994, granted before Lic. Luis Antonio Montes de Oca Mayagoitia, Notary Public number 29 in México, Distrito Federal.

3.	Lago Chiem 77, Col. San Juanico Pensil, Delegación Miguel Hidalgo, México, D.F., C.P. 11440.	Public deed number 57,077 dated August 21, 2003, granted before Lic. Rafael Manuel Oliveros Lara, Notary Public number. 45 in México Distrito Federal.

4.	Hacienda Zotoluca 455, Col. Hacienda Echegaray, Naucalpan, Estado de México.	Public deed number 34,035 dated October 2, 2003, granted before Lic. Pedro Porcayo Vergara, Notary Public number. 93 in México, Distrito Federal.

5.	Capulhuac 58, Col. Cumbria, Cuautitlan lzcalli, Estado de México.	Public deed number 32,907 dated March 12, 2004, granted before Lic. Juan Castañeda Salinas, Notary Public number 93 in the State of México.

6.	Federico T. de Ia Chica, Edificio 6, Ciudad Satólite, Naucalpan, Estado de México.	Public deed number 58,002 dated May 20, 2004, granted before Lic. Rafael Manuel Oliveros Lara, Notary Public number 45 in México Distrito Federal.

7.	Poniente 150 No. 991, Fraccionamiento A, Lote 12, Manzana 1-A, Col. Industrial Vallejo, Delegación Azcapotzalco, México, D.F., C.P. 02300.	Public deed number 15,716 dated May 12, 2006, granted before Lic. Manuel Enrique Oliveros Lara, Notary Public number 100 in Ciudad de México, Distrito Federal.

8.	Concepcion Beistegui No. 312, Col. Del Valle, Delegación Benito Juarez, México, D.F., C.P. 03100.	Public deed number 105,010 dated November 29, 2006, granted before Lic. Gerardo Correa Etchegaray, Notary Public number 89 in México, Distrito Federal.

9.	Emiliano Zapata #22, Col. Santa Anita, lztacalco, Estado de México, C.P. 08300.	Public deed number 16,327 dated March 21, 2007, granted before Lic. Manuel Enrique Oliveros Lara, Notary Public number 100 in México, Distrito Federal.

Schedule 3.06

Disclosed Matters

Schedule 3.06

The following issues are still pending to be resolved. It is important to mention that the following pending resolutions, even if their outcome is negative, will not result in a Material Adverse Effect against any Cablevisión Group Company pursuant to the Loan Documents.

1. Center of Arbitration Mexico.

Empresas Cablevision, S.A. de C.V.,

Vs.

Grupo Integral de Television por Cable, S.A. de C.V., Tele Cabe Centro Occidente, S.A. de C.V.,
Telecable del Oriente, S.A. de C.V., Bestcable, S.A. de C.V., y Metrovision del Centro, S.A. de C.V.

Arbitral Trial.
Negative Resolution.

2. Fourth District Court on Civil Matters.

Empresas Cablevision, S.A. de C.V.,

vs.

Grupo Integral de Television por Cable, S.A. de C.V., Tele Cabe Centro Occidente, S.A. de C.V.,
Telecable del Oriente, S.A, de C.V., Bestcable, S.A. de C.V., y Metrovision del Centro, S.A. de C.V.

Nullity Incident to the Arbitration Declaration
Expediente No. 128/2007.

Schedule 3.12

List of Subsidiaries

EMPRESAS CABLEVISION, S.A.B. DE C.V.
Subsidiaries and Associate
as of September 30, 2007

Name of Company	Country of Incorporation
Milar, S.A. de C.V.	Mexico
Argos Comunicacion, S.A. de CV, (*)	Mexico
Cablestar, S.A. de C.V.	Mexico
Cablevision, S.A. de C.V	Mexico
Tercera Mirada. S.A. de C.V.	Mexico
Grupo Mexicano de Cable, S.A. de C.V.	Mexico
Integravision de Occidente, S.A. de C.V.	Mexico
La Casa de la Risa, S.A. de C.V. (1)	Mexico
Servicios Cablevision, S.A. de C.V.	Mexico
Tecnicable, S.A. de C.V.	Mexico
Telestar del Pacifico, S.A. de C.V.	Mexico
Letseb, S.A. de C.V.	Mexico
Operbes, S.A. de C.V.	Mexico

( * ) Associate
(1) Entity with no current operations.

Schedule 6.01

Existing Debt

Cablestar Bridge Loan
Borrower	Cablestar
Lender	Videoserpel
3M Libor on 10-12-7	5.1325%
Applicable Margin (bps)	50.4 over Libor 3M
Total Interest Rate	5.6363%
Tenor	3.0 months
Effective Date	Martes-11/12/2007
Maturity	Martes-11/03/2008
Amount	325.0 millions of dollars
Guarantors	Empresas Cablevision, Cablemas y TVI according to the following table

	Amount	Spread	Percentage of Guaranty
Cablevision	225	50	69%
Cablemas	50	50	15%
TVI	50	52.5	15%

Borrower	Cablevision
Lender	Grupo Televisa
3M Libor on 10-12-7	4.4175%
Applicable Margin (bps)	50.4 over Libor 12M
Total Interest Rate	4.9213%
Tenor	12.0 months
Effective Date	Jueves-20/12/2007
Maturity	Viernes-19/12/2008
Amount	8,000,000 dollars
Moratory Interest	LIBOR + 250

Borrower	Operbes
Lender	Cablevision
3M Libor on 10-12-7	4.4175%
Applicable Margin (bps)	50.4 over Libor 12M
Total Interest Rate	4.9213%
Tenor	12.0 months
Effective Date	Jueves-20/12/2007
Maturity	Viernes-19/12/2008
Amount	8,000,000 dollars
Moratory Interest	LIBOR + 250

Borrower	Operbes
Lender	Grupo Televisa
3M Libor on 10-12-7	5.1325%
Applicable Margin (bps)	50.4 over Libor 3M
Total Interest Rate	5.6363%
Tenor	3.0 months
Effective Date	Jueves-13/12/2007
Maturity	Jueves-13/03/2008
Amount	38,082,685.0 dollars

Schedule 6.02

Existing Liens

Schedule 6.02

There are no liens or limitations upon any property or right of the Borrower or any of its Material Subsidiaries, that could affect the compliance of its obligations under the Loan Agreement.

Schedule 6.10

Existing Restrictions

Schedule 6.10

There are no restrictions for any Cablevision Group Company to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans, that could affect the compliance of its obligations pursuant to the Loan Agreement.

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be further amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[is an Eligible Assignee][and is an Affiliate of [identify Lender]] [1]

3.	Borrower:	Empresas Cablevisión, S.A.B. de C.V.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A.

5.	Credit Agreement:	The Credit Agreement dated as of December 19, 2007 among Empresas Cablevisión, S.A.B. de C.V., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

[1]	Select if and as applicable

6.	Assigned Interest:

Aggregate Amount of	Amount of Loans	Percentage Assigned of
Loans for all Lenders	Assigned	Loans[2]
$	$	%
$	$	%
$	$	%
Effective Date:                       _____, 20 _____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Obligors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

Consented to:

EMPRESAS CABLEVISIÓN, S.A.B. DE C.V., as Borrower

By
Title:

ANNEX 1
Credit Agreement
dated as of December 19, 2007
Empresas Cablevisión, S.A.B. de C.V.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender or a Lender which is not a resident of Mexico, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1
OPINION OF SPECIAL NEW YORK COUNSEL
TO THE BORROWER

Writer’s Direct Dial: (212) 225-2590
E-Mail: apodolsky@cgsh.com
December [ ], 2007
To each of the Lenders and the Agent referred to below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, NY 10017
Ladies and Gentlemen:
We have acted as special United States counsel to Empresas Cablevisión, S.A.B. de C.V., a limited liability stock corporation (sociedad anónima bursatil de capital variable) organized under the laws of the United Mexican States (the “Borrower”), in connection with the $225,000,000 Credit Agreement dated as of December 19, 2007 (hereinafter referred to as the “Credit Agreement”) among the Borrower, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent. This opinion letter is furnished to you pursuant to Section 4.01(b)(i) of the Credit Agreement.
Unless otherwise defined herein, capitalized terms defined in the Credit Agreement are used herein as defined therein.
In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	an executed copy of the Credit Agreement; and

(b)	an executed copy of the promissory note dated as of the Drawdown Date and delivered to the Administrative Agent pursuant to Section 4.01(o) of the Credit Agreement (the “Note” and, together with the Credit Agreement, the “Opinion Documents”).

JPMorgan Chase Bank, N.A.
As Administrative Agent, et al.
December [ ], 2007
p. 2
In addition, we have reviewed such certificates of representatives of the Borrower, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Borrower in the Opinion Documents).
Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1. The Credit Agreement has been duly executed and delivered under the law of the State of New York by the Borrower and is a valid and binding obligation of the Borrower, enforceable in accordance with its terms.
2. The Note has been duly executed and delivered under the law of the State of New York by the Borrower and is a valid and binding obligation of the Borrower, enforceable in accordance with its terms.
3. The execution and delivery by the Borrower of each of the Opinion Documents do not, and the performance by the Borrower of its obligations under each of the Opinion Documents will not, (a) require any consent, approval or authorization of, registration, qualification or filing with, or notice to, any governmental authority of the United States of America or the State of New York that in our experience normally would be applicable to general business entities with respect to such execution, delivery or performance, or (b) result in a violation of any United States federal or New York State law or published rule or regulation that in our experience normally would be applicable to general business entities with respect to such execution, delivery or performance.
4. The Borrower is not required to be registered as an “investment company” under the U.S. Investment Company Act of 1940, as amended.
5. The making of the Loans and the use of proceeds thereof as contemplated by the Credit Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Board”).
In rendering the opinions set forth above, we express no opinion with respect to:
(i) the Spanish text of the Note or whether the terms of the Credit Agreement or of the Note will control in the event of a conflict between one or more provisions of such documents;

JPMorgan Chase Bank, N.A.
As Administrative Agent, et al.
December [ ], 2007
p. 3
(ii) the effect of the proviso to the governing law provision contained in the Note on the validity or effectiveness of the choice of New York law contained in the Note or any other provision of the Note;
(iii) the provisions of the Opinion Documents providing for the submission by the Borrower to the jurisdiction of any court other than the Supreme Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New York; or
(iv) the validity, binding effect or enforceability of any provision in the Opinion Documents that purports to (a) provide indemnification of any person to the extent such provision covers or could be construed to cover losses or claims under U.S. federal or state securities laws or to the extent inconsistent with public policy or (b) render conclusive any determination or calculation made by a party to any Opinion Document.
Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Borrower, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Borrower regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
The opinions set forth above are subject to the following qualifications:
(a) In rendering the opinion in paragraph 3 above, we have assumed that the Borrower is not subject to any New York State laws and regulations other than those laws and regulations generally applicable to general business entities doing business in the State of New York.
(b) In rendering the opinion in paragraph 5 above, we have assumed that none of the Lenders is a “creditor” within the meaning of Regulation T of the Board or a “foreign branch of a broker-dealer” within the meaning of Regulation X of the Board.
(c) We express no opinion as to the applicability or effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or of the Note may be sought that limits the rates of interest legally chargeable or collectible.
(d) We have assumed that any assignments made by or among the Lenders of their rights and obligations under the Credit Agreement will not contravene New York Judiciary Law Section 489 (which makes it a criminal offense to take an assignment of a debt obligation with the intent of and for the purpose of bringing an action or proceeding thereon).

JPMorgan Chase Bank, N.A.
As Administrative Agent, et al.
December [ ], 2007
p. 4
(e) We express no opinion with respect to the enforceability of the restriction on assignment of the Borrower’s rights contained in Section 9.04(a)(i) of the Credit Agreement, to the extent Part 4 of Article 9 of the Uniform Commercial Code of the State of New York is applicable thereto.
(f) We express no opinion as to the enforceability of Section 9.12(b) of the Credit Agreement relating to currency indemnity.
(g) Except as set forth in paragraphs 4 and 5 above, we express no opinion as to any United States federal or state securities laws.
(h) With respect to the submission in any Opinion Document to the jurisdiction of a United States federal court sitting in the State of New York, we express no opinion as to the subject matter jurisdiction of any such court to adjudicate any action relating to the Opinion Document where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.
(i) The enforceability of the waiver of immunities by the Borrower set forth in Section 9.11 of the Credit Agreement is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976.
(j) The enforceability of the obligations of the Borrower under the Opinion Documents is also subject to judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York, but we express no opinion as to any regulations or laws specific to the telecommunications industry or to the provision of cable or internet services.
We are furnishing this opinion letter to you, as a Lender, and in the case of JPMorgan Chase Bank, N.A., as Administrative Agent, solely for your benefit in your capacity as such in connection with the transactions contemplated by the Credit Agreement. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, a copy of this opinion may be furnished to, and relied upon by, any transferee of a Lender’s rights and obligations under the Credit Agreement properly transferred in accordance with the Credit Agreement, and any such transferee may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any such transferee or governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

JPMorgan Chase Bank, N.A.
As Administrative Agent, et al.
December [ ], 2007
p. 5

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By

Andrea G. Podolsky, a Partner

EXHIBIT B-2
OPINION OF SPECIAL MEXICAN COUNSEL
TO THE BORROWER

Final Form
December 19, 2007
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent for the benefit of the Lenders under the Credit Agreement
1111 Fannin Street
10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as Mexican counsel to Empresas Cablevision, S.A.B. de C.V. (the “Company” or the “Borrower”), a Mexican limited liability public stock corporation with variable capital (sociedad an6nima bursatil de capital variable) in connection with the preparation, execution and delivery of the Credit Agreement dated December 19, 2007 among the Company, the Persons listed in Schedule 2.01 thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc. as Sole Bookruner and Lead Arranger (the “Credit Agreement”). This opinion is furnished to you, at your request, pursuant to Section 4.01(b)(ii) of the Credit Agreement.
All capitalized terms used herein that are defined in the Credit Agreement, have the meanings assigned to such terms therein, unless otherwise defined herein. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
In rendering the opinions expressed below, we have examined originals, or copies identified to our satisfaction, of the following documents:
(i)	the Credit Agreement;

(ii)	the Notes;

(iii)	copies of the deed of incorporation (escritura constitutiva) and of the current by-laws (estatutos sociales) of the Borrower;

(iv)	copies of the deed of incorporation (escritura constitutiva) and of the current by-laws (estatutos sociales) of each of the Guarantors;

(v)	copy of public deed No. [•], dated [•], granted before Mr. [•], notary public No. [•] of Mexico, Federal District, evidencing the powers of attorney granted to [•], to execute each of the Loan Documents on behalf of the Borrower;

(vi)	the public deed which contains the special power of attorney granted by the Borrower in favor of the Process Agent pursuant to the Credit Agreement (the “Power of Attorney of Process Agent”).
We have further examined originals or copies of all such other corporate records, certificates of public officials, corporate resolutions, certificates and other documents, as we have deemed necessary as a basis for the opinions hereinafter expressed. However, we have made no independent investigation in any public registry.
In rendering the opinions expressed below, we have assumed without any independent investigation or verification of any kind, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon the accuracy of the representations and warranties of the Borrower set forth in the Loan Documents and we have also relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Borrower, the Administrative Agent and the Lenders, and certificates and oral or written statements of public officials, officers and representatives of the Borrower and such other persons, and assume compliance on the part of all parties to the Loan Documents with their covenants and agreements contained therein. We have further assumed that:

2

(a) the Credit Agreement has been duly authorized by, has been duly executed and delivered by, and constitutes legal, valid, binding and enforceable obligations of, all of the parties to such documents (other than the Borrower;
(b) the validity, binding effect and enforceability of the Loan Documents under the laws of the State of New York, United States of America, and all other applicable laws and regulations (other than Mexican laws and regulations); and
(c) that all of the parties to the Credit Agreement (other than the Borrower are duly organized and validly existing and have the power and authority (corporate or other) under all applicable laws, rules, regulations and their constitutive documents to execute, deliver and perform their respective obligations under the Credit Agreement and that all corporate and governmental authorizations required under applicable law, other than Mexican law, have been obtained and are in full force and effect.
Based on the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:
1. The Borrower (i) is a sociedad anónima bursatil de capital variable, duly organized and validly existing under the laws of the United Mexican States, and (ii) has the corporate power and authority to execute, deliver and perform its obligations arising under each Loan Document and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each Loan Document.
2. The Borrower has duly executed and delivered each Loan Document, and assuming the due authorization, execution and delivery thereof by the Lenders and the Administrative Agent, constitutes a valid and binding obligation of the Borrower, enforceable against it in accordance with its respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, concurso mercantil, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights.
3. Neither the execution, delivery or performance by the Borrower of each of the Loan Documents nor compliance by it with the terms and provisions thereof (i) contravenes any provisions of any existing applicable Mexican law, statute, rule or regulation, (ii) violates any provision of the bylaws (estatutos sociales) of the Borrower, or (iii) contravenes the terms of any concession, authorization or license or any judgment of any Mexican governmental body or agency or court having jurisdiction over the Borrower or its respective properties or assets, or any agreement or instrument known to us to which the Borrower is a party or under which it is bound.

3

4. No authorization or approval by, and no notice to or filing with, any Mexican governmental, judicial or legislative authority, or approval from any shareholder or third party, is required for the execution or performance by the Borrower of each of the Loan Documents or for the validity or enforceability thereof, except for those which have been obtained or made and are in full force and effect on the date hereof.
5. The Notes, when duly executed, issued and delivered on the Effective Date in accordance with the Credit Agreement, will constitute legal, valid and enforceable obligations of the Borrower, that qualify each as a pagaré under Mexican law, enforceable against the Borrower in accordance with their terms. The Notes may be enforced against the Borrower in Mexico pursuant to executory proceedings (juicio ejecutivo mercantil) or ordinary proceedings (juicio ordinario mercantil).
6. The choice of the laws of the State of New York, United States of America, in the Credit Agreement and in the Notes, under which each of them is stated to be governed by such laws is a valid and binding choice of law that will be observed and be given effect by the courts of Mexico.
7. None of the Borrower’s properties or assets in the United Mexican States is entitled to immunity from suit, execution, attachment or other legal process in the United Mexican States or in connection with any procedure initiated in the courts of the United Mexican States.
8. Any judgment rendered in a New York court, arising out of or in relation to the obligations of the Borrower under the Credit Agreement and the Notes, may be enforced by Mexican courts, provided that:
(a) such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with legal requirements and terms set forth in the Credit Agreement or the Notes, as applicable;

4

(b) such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action as opposed to an in rem action;
(c) process was served personally on the Borrower or on the process agent;
(d) such judgment does not contravene Mexican law, Mexican public policy, international treaties or agreements binding upon Mexico or general accepted principles of international law;
(e) the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including, but not limited to, the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgments as being final and the certification of such judgments as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;
(f) such judgment is final in the jurisdiction in which it was obtained;
(g) the action in respect of which such judgment was rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court;
(h) the judgment and related documents are translated into Spanish by an expert duly authorized for their admissibility before the Mexican courts before which enforcement is requested, being such translation subject to approval by the Mexican court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and such proceedings would thereafter be based upon the translated documents, and
(i) any such foreign court would enforce final judgments rendered by the federal or state courts of Mexico as a matter of reciprocity.
9. To the best of our knowledge, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving the Borrower or any of its subsidiaries or its or their respective property which, if determined adversely to the Borrower, or to any of its subsidiaries, would individually or in the aggregate, have or be reasonably expected to have, a Material Adverse Effect.

5

10. The Borrower has duly appointed CT Corporation System as its authorized agent for service of process, such appointment is legal, valid and binding under Mexican law, and such process agent will be entitled to receive process on behalf of the Borrower [and each of the Guarantors.
11. The payment obligations of the Borrower under the Credit Agreement and the Notes, will rank, at all times, at least pari passu in priority of payment with all other present and future unsecured and unsubordinated obligations of the Borrower from time to time outstanding.
12. There is no tax, deduction or withholding imposed by the United Mexican States, on or by virtue of (i) the execution and delivery of each of the Loan Documents, or (ii) any payments to be made to the Administrative Agent or the Lenders under any of the Loan Documents by the Borrower, except for payments to the Administrative Agent or to Lenders that are non-resident of Mexico for tax purposes, of interest or payments that are deemed to be interest for Mexican tax purposes, which are subject to the payment of withholding taxes.
13. None of the Lenders, the Administrative Agent or the Lead Arranger is required to be licensed or qualified to carry on business in the United Mexican States, or subject to taxation as a resident of Mexico for tax purposes, solely by virtue of the execution, delivery or enforcement of any of the Loan Documents.
14. To ensure the legality, enforceability or admissibility in evidence of any of the Loan Documents, it is not necessary that any of such documents be filed or recorded with any court or governmental authority of the United Mexican States or that any Loan Document be notarized, provided that an official Spanish translation of the Credit Agreement or any related document is required to bring an action thereon in the courts of Mexico.
The foregoing opinions are subject to the following qualifications:

6

(a) The enforceability of the obligations of the Borrower under the Loan Documents are subject to applicable tax, labor, concurso mercantil, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
(b) In the event that legal proceedings are brought in the courts of Mexico with respect to the Credit Agreement, a Spanish translation of such document will be required to be prepared by a court-authorized translator and approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.
(c) In any proceeding brought before the courts of Mexico for the enforcement of the Credit Agreement, or with respect to any judgment related thereto obtained in a foreign jurisdiction against the Borrower, a Mexican court would apply Mexican procedural law in such proceedings.
(d) Mexican law does not permit the collection of interest-oninterest and, consequently, any relevant provisions of the Loan Documents relating to the payment of interest-on-interest may not be enforced in Mexico.
(e) We note that since service of process by mail does not constitute personal service of process under Mexican Law and since service of process is considered to be a basic procedural requirement under the laws of Mexico, if for the purposes of a legal proceeding outside Mexico service of process is made by mail or in any manner that does not constitute personal service or does not guarantee due process of law or otherwise prevents the Borrower, as the case may be, from exercising its rights as defendant to be heard and to controvert the facts which bear on the question of law in the matter involved, then a final judgment rendered in connection with such legal proceeding may not be enforced by the courts of Mexico.
(f) In case of any suit brought before Mexican courts, said courts should apply Mexican law on statute of limitations and expiration (prescripción) notwithstanding the fact that the parties to the Credit Agreement have selected other laws to govern such documents. We express no opinion as to the enforceability of a foreign judgment deriving from an action instituted once the Mexican statute of limitation periods have elapsed.

7

(g) Covenants and other agreements to perform an act other than payment of money and covenants and other agreements not to perform an act may not be specifically enforceable in Mexico, although any breach thereof may give rise to acceleration of the Credit Agreement and an action for monetary damages.
(h) Under the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes, social security quotas, workers’ housing fund quotas and retirement fund quotas may have priority over claims of Lenders.
(i) We express no opinion concerning the validity, binding nature and enforceability of the provisions set forth in Section 9.12 of the Credit Agreement since we consider that if a judgment is issued in Mexican currency and becomes final, no separate action in connection with such judgment may arise in order to discharge or satisfy such judgment in U.S. dollars or increase the amount of such judgment in connection with the exchange of Mexican currency for U.S. dollars or any other currency.
(j) In the event that proceedings are brought in Mexico seeking performance of the Borrower’s obligations in Mexico, pursuant to Article 8 of the Mexican Monetary Law (“Ley Monetaria de los Estados Unidos Mexicanos”), the Borrower may discharge its obligations by paying any sums due in currency other than Mexican currency, in Mexican currency at the rate of exchange published in the Official Gazette of the Federation by the Central Bank the date when payment is made.
(k) Under the laws of Mexico, covenants of the Borrower that purport to bind it on matters reserved by law to shareholders or that purport to bind shareholders to vote or refrain from voting their shares, are not enforceable through specific performance, but may result in the acceleration of amounts due under the Credit Agreement.
(l) We note that, to the extent unenforceable under New York law, the law that governs the Credit Agreement, the indemnity provisions contained therein may be unenforceable under Mexican law.
(m) Provisions of the Loan Documents granting discretionary authority to the Administrative Agent or the Lenders cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirement from a competent authority to produce satisfactory evidence as to the basis of any determination. In addition, under the laws of Mexico, the Borrower, will have the right to contest in court any notice or certificate of the Administrative Agent of the Lenders purporting to be conclusive and binding.

8

(n) We note that in case of insolvency or bankruptcy proceeding (concurso mercantil) affecting the Borrower, any unsecured obligations of any of the parties to the Loan Documents subject to any such proceedings payable in currency other than pesos, will be converted first into pesos and then into unidades de inversion (UDIS) on the date the declaration of insolvency or bankruptcy (concurso mercantil) is made.
We express no opinion as to any laws other than the laws Mexico and we have assumed that there is nothing in any other law that affects our opinion, which is delivered based upon Mexican law applicable as of the date hereof. In particular, we have made no independent investigation of the laws of the State of New York and of the laws of the United States of America or any jurisdiction thereof as a basis for the opinions stated herein and do not express or imply any opinion on or based on the criteria or standards provided for in such laws. We express no opinion as to rights, obligations or other matters (including change of law or circumstances) arising subsequent to the date hereof.
We are furnishing this opinion to you solely for your benefit, in connection with the transactions contemplated under the Loan Documents. This opinion letter is not to be used, circulated, reproduced, quoted or otherwise referred to or relied upon by anyone else or for any other purpose without our prior written consent.
Sincerely,

Mijares, Angoitia, Cortês y Fuentes, S.C.

9

EXHIBIT B-3
OPINION OF SPECIAL NEW YORK COUNSEL
TO THE ADMINISTRATIVE AGENT

2

December [ ], 2007
To the Lenders and the Administrative Agent
     referred to below
c/o JPMorgan Chase Bank, N.A.,
     as Administrative Agent
Americas Investment Bank Loan Operations
1111 Fannin, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
We have participated in the preparation of the Credit Agreement (the “Credit Agreement”) dated as of December [ ], 2007 among Empresas Cablevisión, S.A.B. de C.V., a corporation organized and existing under the laws of the United Mexican States (the “Borrower”), the lenders listed therein (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 4.01(c)(i) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.
Upon the basis of the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, including without limitation laws regarding fraudulent conveyance or transfer, by possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights and by general principles of equity.

In giving the foregoing opinion, we have assumed, without independent investigation, that (i) the Borrower has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and of each other jurisdiction in which the conduct of its business or the ownership of its property makes such qualification necessary, (ii) the Borrower has full power and authority to execute, deliver and perform the Credit Agreement, (iii) the execution, delivery and performance of the Credit Agreement by the Borrower have been duly authorized by all requisite corporate action on the part of the Borrower, (iv) the Credit Agreement has been duly executed and delivered by the Borrower, (v) the execution, delivery and performance of the Credit Agreement by the Borrower do not require any action by or in respect of, or filing with, any governmental body, agency or official, and do not and will not violate or constitute a default under any provision of applicable law or regulation, the memorandum or articles of association or any other organizational document of the Borrower, or any contract, undertaking, judgment, injunction, order, decree or other instrument to which the Borrower is a party or by which it is bound and (vi) the Credit Agreement constitutes a valid and binding agreement of all parties thereto (other than the Borrower), enforceable against such parties in accordance with its terms. In addition, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect. We express no opinion as to provisions in the Credit Agreement which subject the Borrower to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Credit Agreement, and we express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (2) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency. We express no opinion as to the subject matter jurisdiction of the Federal courts of the United States over any action between two parties neither of which is a “citizen” of any state for purposes of 28 U.S.C. Section 1332. We note that the selection of U.S. federal courts sitting in New York City contained in Section 9.09 of the Credit Agreement as the venue for actions for proceedings relating to the Credit Agreement is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. Section 1404(a).
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In particular, we do not purport to be experts on the laws of the United Mexican States and to the extent that such laws are relevant to the opinions set forth herein, we understand that you will receive opinions from Mijares, Angoitia, Cortes y Fuentes, S.C., special Mexican counsel to the Borrower, and Ritch Mueller, S.C., special Mexican counsel to the Administrative Agent.

2

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or any other person without our prior written consent.
Very truly yours,

3

EXHIBIT B-4
OPINION OF SPECIAL MEXICAN COUNSEL
TO THE ADMINISTRATIVE AGENT

December __, 2007
To the Lenders and the Administrative Agent
     Party to the Credit Agreement referred to below
c/o JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
United States of America
Ladies and Gentlemen:
We have acted as special Mexican counsel to JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and to the Lenders specified therein, in connection with the preparation and execution of the Credit Agreement dated as of December  _____  , 2007 (the “Credit Agreement”), entered into among Empresas Cablevisión, S.A.B. de C.V. (the “Borrower”), the Administrative Agent and the Lenders therein specified. This opinion is delivered to you pursuant to Section 4.01(c) (ii) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
In rendering the opinion expressed below, we have examined copies of the following documents:
(a) the Credit Agreement;
(b) forms of the Notes;
(c) the estatutos sociales of the Borrower;
(d) the powers-of-attorney granted to the attorneys-in-fact acting for the Borrower, in connection with the execution of the Credit Agreement and the Notes;
(e) such other documents and instruments, and such Mexican laws, rules or regulations, as we have deemed necessary or appropriate as a basis for the opinion expressed below.

We have assumed, without any independent investigation or verification of any kind, (i) the due authorization and execution by all parties thereto (other than the Borrower) of the Credit Agreement, and the power and authority of each such party (other than the Borrower), under all applicable laws, rules, regulations and their constitutive documents, to enter into, execute and perform their respective obligations under the Credit Agreement, (ii) that each of the aforementioned powers-of-attorney granted by the Borrower has been duly registered with the relevant Registro Público de Comercio, (iii) that all approvals (other than approvals required under the laws of Mexico, which are addressed in this opinion) necessary for the validity and enforceability of the Credit Agreement and the Notes, have been obtained and are in full force and effect, (iv) the effectiveness, validity, binding effect and enforceability of the Credit Agreement and the Notes under the laws of the State of New York and of the United States of America, (v) the genuineness of all signatures and the authenticity of the Credit Agreement, the Notes and all opinions, documents, instruments and papers submitted to us, (vi) that copies of all opinions, documents, instruments and papers submitted to us are complete and conform to the originals thereof, and (vii) that the documents submitted to us have not been amended or modified after the date thereof in a manner that could reasonably affect the opinion hereinafter expressed. As to questions of fact material to the opinion hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Borrower, and such other instruments, representations and certificates of public officials, officers and representatives of the Borrower and such other persons, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinion expressed below. We have made no independent investigation in any public registry.
Based upon the foregoing and subject to the qualifications specified below, we are of the opinion that:
(1) The Borrower is a sociedad anónima de capital variable, duly organized and validly existing under the laws of Mexico.
(2) The execution and performance by the Borrower of the Credit Agreement and the Notes, are within the Borrower’s powers, have been authorized by all corporate action, and the Credit Agreement and the Notes do not contravene any applicable Mexican Federal law, rule or regulation or the estatutos sociales of the Borrower.
(3) The Credit Agreement and the Notes have been duly executed by the Borrower, and the Notes constitute a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms.
(4) No authorization or approval by, and no notice to or filing with, any Mexican governmental authority is required for the execution and performance by the Borrower, of the Credit Agreement and the Notes, as the case may be, or for the validity or enforceability thereof.
(5) The payment obligations of the Borrower under the Credit Agreement and the Notes, rank at least pari passu in priority of payment, with all other unsecured and unsubordinated indebtedness of the Borrower.
(6) There is no tax, deduction or withholding imposed by Mexico either (i) on or by virtue of the execution of the Credit Agreement and the Notes by the Borrower, or (ii) on any payment to be made by the Borrower pursuant to the Credit Agreement or the Notes, except for a withholding tax on payments of interest, commissions and fees made by the Borrower to the Administrative Agent or any Lender that is not a resident of Mexico for tax purposes, imposed under the Ley del Impuesto Sobre la Renta (the Mexican Income Tax Law).

23

(7) The choice of New York law as the governing law of the Credit Agreement and the Notes is a valid choice of law.
(8) The submission by the Borrower to the jurisdiction of any court of the United States of America located in New York or of the courts of the State of New York, United States of America, contained in the Credit Agreement and the Notes, is a valid submission to jurisdiction.
(9) Any judgment obtained against the Borrower in any of the courts specified in the Credit Agreement or the Notes, as the case may be, arising out of or in relation to the obligations of the Borrower under the Credit Agreement or the Notes, as the case may be, would be enforceable in Mexico against the Borrower pursuant to Article 1347A of the Commerce Code (COdigo de Comercio), which provides, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:
(a) such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Credit Agreement or the Notes, as the case may be;
(b) such judgment is strictly for the payment of a certain sum of money, based on an in personam (as opposed to an in rem) action;
(c) service of process was made personally on the Borrower or on the appropriate process agent;
(d) such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;
(e) the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;
(f) such judgment is final in the jurisdiction where obtained;
(g) the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and
(h) the action in respect of which judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court.

24

(10) The Notes qualify as negotiable instruments (titulos de credito) under Mexican law and may be enforced through executory proceedings (accidn ejecutiva mercantil).
The foregoing opinion is subject to the following qualifications:
(a) enforcement of the Credit Agreement and the Notes may be limited by bankruptcy, concurso mercantil, quiebra, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally;
(b) in any proceedings brought in the courts of Mexico for the enforcement of the Credit Agreement or the Notes against the Borrower, a Mexican court would apply Mexican procedural law;
(c) in the event that proceedings are brought in Mexico, seeking performance of the obligations of the Borrower in Mexico, pursuant to the Ley Monetaria de los Estados Unidos Mexicanos (the Mexican Monetary Law), the Borrower may discharge its obligations by paying any sum due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made;
(d) provisions of the Credit Agreement or the Notes granting discretionary authority to the Administrative Agent or any Lender cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirement from a competent authority to produce satisfactory evidence as to the basis of any determination; in addition, under Mexican law, the Borrower Will have the right to contest in court any notice or certificate of the Administrative Agent or any Lender purporting to be conclusive and binding;
(e) in the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;
(f) in any bankruptcy proceeding initiated in Mexico pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes, Social Security quota, Workers’ Housing Fund quota and Retirement Fund quota will have priority over claims of the Administrative Agent or any Lender;
(g) with respect to provisions contained in the Credit Agreement and the Notes in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico;
(h) covenants of the Borrower which purport to bind any of them on matters reserved by law to shareholders, or which purport to bind shareholders to vote or refrain from voting shares issued by any company owned by them, are not enforceable through specific performance, but may result in an acceleration of amounts payable under the Credit Agreement;

25

(i) Mexican law does not permit the collection of interest-on-interest and, consequently, relevant provisions of the Credit Agreement and the Notes may not be enforceable in Mexico.
We are qualified to practice law in Mexico. We express no opinion as to any laws other than the laws of Mexico in effect on the date hereof or as to any matters not expressly covered herein. We express no opinion as to rights, obligations or other matters (including change of law or other circumstances) arising subsequent to the date hereof. We assume no responsibility to advise you of any change to our opinion subsequent to the date hereof.
This opinion is addressed to you solely for your benefit and it is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

Very truly yours,

Ritch Mueller, S.C.

By

Luis A. Nicolau, a partner

26

EXHIBIT C
FORM OF NOTE

EXHIBIT C
FORM OF NOTE
NO NEGOCIABLE
NON-NEGOTIABLE
PAGARE
PROMISSORY NOTE

U.S.$225,000,000.00 DIIs.	E.U.A.$225,000,000.00 DIs.

For value received, the undersigned, Empresas Cablevisión, S.A.B. de C.V., by this Promissory Note unconditionally promises to pay to J.P. Morgan Chase Bank, N.A. (the “Bank”), the principal sum of U.S.$225,000,000.00 (TWO HUNDRED AND TWENTY FIVE MILLION DOLLARS OF THE UNITED STATES OF AMERICA 00/100), payable on December _, 2012 (the “Maturity Date”). If the Maturity Date is not a Business Day (as defined below), then payment shall be made on the next succeeding Business Day.
Por valor recibido, la suscrita, Empresas Cablevisión, S.A.B. de C.V., por este Pagarê promete incondicionalmente pagar a J.P. Morgan Chase Bank, N.A. (el “Banco”), la suma principal de E.U.A.$225,000,000.00 (DOSCIENTOS VEINTICINCO MILLONES DE DOLARES DE LOS ESTADOS UNIDOS DE AMERICA 00/100), pagadera el dia de diciembre de 2012 (la “Fecha de Vencimiento”). Si la Fecha de Vencimiento no fuere un Dia Habil (como se define a continuaci6n), entonces el pago se hara el siguiente Dia Habil.

The undersigned also promises to pay interest on the outstanding and unpaid principal amount of this Promissory Note, for each day during each Interest Period (as defined below), from the date hereof until the amount hereof shall have been paid in full, at a rate per annum equal to the sum of the Applicable Margin (as defined below) for such day plus the Adjusted LIBO Rate (as defined below) applicable to such Interest Period. Interest shall be payable in arrears, on each Interest Payment Date (as defined below).
La suscrita promete, asi mismo, pagar intereses sobre el saldo insoluto de la suma de principal de este Pagaró, por cada dia respecto de cada Periodo de Intereses (como se define a continuacion), desde la fecha del presente hasta que hubiere pagado totalmente el saldo insoluto, a una tasa anual igual al Margen Aplicable (como se define a continuaci6n) para el dia de que se trate mas la Tasa LIBO (como se define a continuacion) aplicable a dicho Period() de Intereses. Los intereses seran pagaderos en forma vencida, en cada Fecha de Pago de Intereses (como se define a continuaci6n).

Any principal amount and (to the extent permitted by applicable law) interest not paid when due under this Promissory Note, shall bear interest for each day until paid, at a rate per annum equal to the sum of 2.00% plus the interest rate then applicable hereunder as provided in the preceding paragraph.
Cualquier monto de principal y (en la medida permitida por legislacion aplicable) de intereses que no sea pagada cuando sea debida conforme a este Pagaró, devengara intereses por cada dia hasta que sea pagado, a una tasa anual igual a la suma de 2.00% mas la tasa de interes aplicable conforme al parrafo anterior.

Interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).
Los intereses conforme al presente seran calculados sobre la base de un alio de 360 dias, y en cada caso seran pagaderos por el namero de dias transcurridos en el periodo de que se trate (incluyendo el primer dia, pero excluyendo el Ultimo dia).

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de este Pagare, los siguientes tórminos tendran los siguientes significados:

“Administrative Agent” means JPMorgan Chase Bank, N.A.	“Aqente Administrativo” significa JPMorgan Chase Bank, N.A.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.
“Tasa LIBO Aiustada” significa la tasa de interas anual (redondeada hacia arriba, de ser necesario, al siguiente 1/16 del 1%) igual a (a) la Tasa LIBO respecto de dicho Periodo de Intereses multiplicada por (b) la Reserva Legal Ajustada.

“Applicable Margin” means 0.400 % per annum.	“Margen Aplicable” significa 0.400 % anual.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Mexico City, Mexico, or New York City, United States of America, are authorized or required by law to close, and any day on which commercial banks are not open for international business in London, England, including dealings in United States dollar deposits in the London interbank market.
“Dia Habil” significa cualquier dia excepto por sabado, domingo o cualquier otro dia en el que los bancos comerciales en la ciudad de Mexico, Mexico, o de Nueva York, Estados Unidos de America, estan autorizados o sean requeridos por ley para cerrar, y cualquier otro dia en que los bancos comerciales no est& abiertos para Ilevar a cabo operaciones internacionales en Londres, Inglaterra, incluyendo operaciones respecto de depositos en dolares de los Estados Unidos en el mercado interbancario de Londres.

“Interest Payment Date” means the last day of each Interest Period.	“Fecha de Pago de Intereses” significa el Ultimo dia de cada Periodo de Intereses.

“Interest Period” means (i) in the case of the first Interest Period, the period commencing on the date hereof and ending on                      and (ii) for each subsequent Interest Period, the period commencing on the last date of the Interest Period then ending and ending on the numerically corresponding day of the  _____  calendar month thereafter; provided that (x) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (z) any Interest Period that would otherwise end after the Maturity Date, shall instead end on the Maturity Date.
“Periodo de Intereses” significa (i) en el caso del primer Periodo de Intereses, el periodo que inicie en la fecha del presente y que termine el de _____ de _____, y (ii) en el caso de cada Periodo de Intereses siguiente, el periodo que inicie el ultimo dia del Periodo de Intereses anterior y que termine en el dia numOricamente correspondiente del _____ mes calendario siguiente; en el entendido que (x) si cualquier Periodo de Intereses terminaria en una fecha que no sea un Dia Habil, tal Periodo de Intereses se extenders al siguiente Dia Habil salvo que tal Dia Habil siguiente tuviere lugar en otro mes calendario, caso en el cual tal Periodo de Intereses terminara en el Dia Habil anterior, (y) cualquier Period() de Intereses que inicie en el Ultimo Dia Habil de un mes calendario (o en un dia en que no hays dia numóricamente correspondiente en el Ultimo mes calendario de tal Periodo de Intereses) terminara el ultimo Dia Habil del Ultimo mes calendario de tal Periodo de Intereses, y (z) cualquier Periodo de Intereses que terminaria despuas de la Fecha de Vencimiento, terminara en la Fecha de Vencimiento.

“LIBO Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or, if such source is unavailable, other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time to the undersigned) at approximately 11:00 a.m., London time, [three] Business Days prior to the commencement of such Interest Period, as the rate (rounded upwards, if necessary, to the next 1/16 of 1%) for deposits in United States dollars with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which United States dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, [three] Business Days before the beginning of such Interest Period.
“Tasa LIBO” significa, respecto de cualquier Periodo de Intereses, la tasa anual igual a la Tasa LIBOR de la Asociacion de Banqueros Britanicos (“LIBOR BBA”) que aparezca en la Pagina Sucesora Telerate 3750, que publique Reuters (o si dicha fuente no esta disponible, cualquier otra fuente comercialmente disponible que divulgue cotizaciones de la LIBOR BBA segim lo determine periodicamente el Agente Administrativo a la suscrita), aproximadamente a las 11:00 a.m., hora de Londres, [tres] Dias Habiles antes del inicio de tal Periodo de Intereses, como la tasa (redondeada hacia arriba, de ser necesario, al siguiente 1/16 del 1%) para depositos en dolares de los Estados Unidos con vencimiento comparable a tal Periodo de Intereses. En el caso que tal tasa no estuviere disponible en ese momento por cualquier causa, entonces la “Tasa LIBO” pars tal Periodo de Intereses sera el la tasa a la que depOsitos en dOlares de los Estados Unidos, por una suma de principal de EUA$5,000,000 y con una fecha de vencimiento comparable a dicho Periodo de Intereses, sean ofrecidos por la oficina principal en Londres del Agente Administrativo, en fondos inmediatamente disponibles, en el mercado interbancario de Londres, aproximadamente a las 11:00 a.m., hora de Londres, [tres] Dias Habiles antes del inicio de tal Periodo de Intereses.

“Other Taxes” means any and all documentary taxes and any other excise or property taxes, or similar charges or levies, including any penalties, fines or interest arising therefrom or with respect thereto imposed by Mexico, and which arise from any payment made by the undersigned under this Promissory Note or from the enforcement of, or otherwise with respect to, this Promissory Note (including any of the foregoing that are imposed or that arise in the future).
“Otros Impuestos” significa cualesquiera impuestos del timbre o documentales y cualquier otra contribucion o impuesto sobre la propiedad, o cargas o aportaciones gubernamentales, incluyendo recargos, multas e intereses que resulten de los anteriores o relacionados con los mismos, que sean impuestos por Mexico, y que resulten de cualquier pago hecho por la suscrita conforme a este Pagaréo de la ejecucion de, o con respecto a, este Pagara (incluyendo cualquiera de los anteriores que sean impuestos o existan en el futuro).

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (the “Federal Reserve Board”) to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.
“Reserva Legal Aiustada” significa la fracci6n (expresada en decimales), el numerador de la cual es el numero uno y el denominador de la cual es el niimero uno menos el total de los porcentajes maximos de reserva (incluyendo cualesquiera reserves marginales, especiales, de emergencia o complementarias) expresada como un decimal serialada por la Junta de Gobierno del Sistema de la Reserva Federal de los Estados Unidos de America (la “Reserva Federal”) a la que el Agente Administrativo esta sujeto con respecto de pasivos en euromonedas (referidas en esta fecha como “Pasivos en Euromonedas” en la Regla D de la Reserva Federal. Tales porcentajes de reserva incluirân los que se impongan de acuerdo a la Regla D. La Reserva Legal Ajustada sera ajustada autornaticamente precisamente en la fecha de eficacia de cualquier modificacion a cualquier porcentaje de reserva aplicable.

2

“Taxes” means any and all taxes, duties, levies, imposts, contributions, deductions, charges or withholdings, of any nature, imposed by Mexico (or any political subdivision thereof, or taxing authority therein), and any penalties, fines or interest thereon, excluding, in the case of the holder hereof, taxes, duties, levies, imposts, deductions, charges and withholdings imposed on (or measured by) its net income, and branch profits, franchise or taxes imposed on it (other than Other Taxes due to a connection between such holder and Mexico other than the holding of this Promissory Note).
“Impuestos" significa cualesquiera impuestos, derechos, aportaciones, contribuciones, deducciones, cargas o retenciones, de cualquier naturaleza, determinadas por Mexico (o cualquier division politica de Mexico o autoridad fiscal mexicana), y cualesquiera recargos, multas e intereses que resulten de los anteriores, excluyendo, respecto del tenedor del presente, impuestos, derechos, aportaciones, contribuciones, deducciones, cargas o retenciones impuestas respecto de (o determinadas considerando) sus ingresos netos, y cualquier impuesto a sucursales, de franquicias y otros impuestos determinados tenedor (excepto por Otros Impuestos resultantes de que exista un punto de contacto entre el tenedor y Mexico distinto de la tenencia de este Pagare).

All payments by the undersigned of principal, interest and other payments hereunder shall be made without setoff or counterclaim not later than 12:00 (noon), New York City time, on the date due, in immediately available funds, at the office of the Administrative Agent located at JPMorgan Chase Bank, N.A., Americas Investment Bank Loan Operations, 1111 Fannin, 10th Floor, Houston, Texas 77002. The undersigned agrees to pay all reasonable out-of-pocket expenses incurred by the holder hereof, including any fees, charges and disbursements of any counsel for such holder, in connection with the enforcement or protection of its rights under this Promissory Note.
Todos los pagos que deban hacerse conforme a este Pagaré por la suscrita, de principal, intereses y por otros conceptos seran efectuados sin compensacion o defensa, antes de las 12:00 p.m., hora de la ciudad de Nueva York, en la fecha en que sean pagaderos, en fondos disponibles inmediatamente, en la oficina del Agente Administrativo localizada en JPMorgan Chase Bank, N.A., Americas Investment Bank Loan Operations, 1111 Fannin, 10th Floor, Houston, Texas 77002. La suscrita conviene en pagar todos los costos y gastos razonables en que incurra el tenedor del presente, incluyendo honorarios, gastos y desembolsos del representante legal de dicho tenedor, respecto de la ejecucion y proteccion de sus intereses conforme al presente Pagaré.

Any and all payments by the undersigned to or for the account of the holder hereof shall be made without deduction or withholding for any Taxes or Other Taxes; provided that, if the undersigned shall be required by law, rule or regulation to deduct or withhold any Taxes or Other Taxes from any such payments, then (i) the sum payable by the undersigned to the holder hereof shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholding applicable to additional sums payable hereunder), the holder hereof receives an amount equal to the sum it would have received, had no deductions or withholdings been made, (ii) the undersigned shall make such deductions or withholdings, and (iii) the undersigned shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.
Todos los pagos por parte de la suscrita a favor y para beneficio del tenedor del presente se realizaran libres de y sin deduccion o retencion alguna respecto de cualesquiera Impuestos u Otros Impuestos; en el entendido que, si la suscrita estuviere obligada, por ley, reglamento o regla a deducir o retener cualesquiera Impuestos u Otros Impuestos de dichos pagos, entonces (i) la cantidad pagadera por la suscrita al tenedor del presente Pagaré se incrementarâ en la medida necesaria para que, una vez que todas las deducciones o retenciones requeridas (incluyendo las deducciones o retenciones aplicables a las cantidades adicionales pagaderas conforme al presente) hayan sido realizadas, el tenedor del presente Pagaré reciba una cantidad igual a la cantidad que hubiere recibido, si no se hubieren realizado dichas deducciones o retenciones, (ii) la suscrita realizara dichas deducciones o retenciones, y (Hi) la suscrita pagara la cantidad total deducida o retenida a la autoridad fiscal o cualquier otra autoridad correspondiente de conformidad con la legislacion aplicable.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America; provided, however that if any action or proceedings in connection with this Promissory Note were brought to any courts in the United Mexican States, this Promissory Note shall be deemed as governed under the laws of the United Mexican States.
Este Pagaré se regira e interpretara de acuerdo con las leyes del Estado de Nueva York, Estados Unidos de America; en el entendido, sin embargo de que si cualquier accion o procedimiento en relacion con este Pagaré se iniciara en los tribunales de los Estados Unidos Mexicanos, este Pagaré se considerará regido de acuerdo con las leyes de los Estados Unidos Mexicanos.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought before the Supreme Court of the State of New York, sitting in New York County, State of New York, United States of America, and the United States District Court of the Southern District of New York, State of New York, United States of America, and any appellate court from any thereof, or in the courts located in the City of Mexico, Federal District, United Mexican States; the undersigned waives the jurisdiction of any other courts.
Cualquier accion o procedimiento legal que derive o se relacione con este Pagaré podra ser instituido ante la Suprema Corte del Estado de Nueva Cork, con asiento en el Condado de Nueva York, Estado de Nueva York, Estados Unidos de America, y en el Tribunal de Distrito de los Estados Unidos para Distrito Sur de Nueva York, Estado de Nueva York, Estados Unidos de America, y cualquier tribunal de apelacion respecto de los anteriores, o cualquier tribunal localizado en la ciudad de Mexico, Distrito Federal, Estados Unidos Mexicanos, renunciando la suscrita a la jurisdiccion de cualesquiera otros tribunales.

The undersigned hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever in respect of this Promissory Note.	La suscrita en este acto renuncia a diligencia, demanda, protesto, presentacion, notificacion de no aceptacion y a cualquier notificacion o demanda de cualquier naturaleza respecto de este Pagarg.

3

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern. Notwithstanding the foregoing, any action or proceeding brought in any court in the United Mexican States, the Spanish version shall be controlling.
El presente Pagaré se suscribe en versiones en ingles y espanol. En caso de conflicto o duda en relacion con la debida interpretación de este Pagaré, la version en ingles prevalecerá. No obstante lo anterior, cualquier procedimiento iniciado en los Estados Unidos Mexicanos, prevalecerá la version en espanol.

IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note as of the date mentioned below.	EN VIRTUD DE LO CUAL, la suscrita ha firmado este Pagare en la fecha abajo mencionada.
Mexico, Distrito Federal, Estados Unidos Mexicanos, a     de diciembre de 2007.
Mexico, Federal District, United Mexican States, December_, 2007.

Empresas Cablevisión, S.A.B. de C.V.

Por/By
Nombre/Name:: Cargo/Title:

EXHIBIT D
FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A.,
     as Administrative Agent
Attention of Tokunbo Tayo
Americas Investment Bank Loan Operations
1111 Fannin, 10th Floor
Houston, Texas 77002
This notice shall constitute a “Borrowing Request” pursuant to Section 2.02 of the Credit Agreement dated as of December 19, 2007 among Empresas Cablevisión, S.A.B. de C.V., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.
1.	The date of the Borrowing shall be , 2007.

2.	The aggregate amount of the Borrowing shall be $ .

3.	The duration of the initial Interest Period for the Loans comprising this Borrowing shall be .

EMPRESAS CABLEVISIóN, S.A.B. DE C.V.
By:
Name:

Date:

EXHIBIT E
NOTICE OF INTEREST PERIOD ELECTION3
JPMorgan Chase Bank, N.A.,
     as Administrative Agent
Attention of Tokunbo Tayo
Americas Investment Bank Loan Operations
1111 Fannin, 10th Floor
Houston, Texas 77002
This notice shall constitute a “Notice of Interest Period Election” pursuant to Section 2.06 of the Credit Agreement dated as of December 19, 2007 among Empresas Cablevisión, S.A.B. de C.V., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.
1.	The date on which the continuation selected is to be effective is , 20_____.

2.	The duration of the new Interest Period for the Loans shall be .[4]

EMPRESAS CABLEVISIóN, S.A.B. DE C.V.
By:
Name:
Title:

Date: __________________, ____

[3]	Deliver to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day before such election is to be effective.

[4]	Insert appropriate Interest Period pursuant to the definition thereof.

EXHIBIT F
TERMS OF SUBORDINATION
The Subordinate Debt shall, to the extent hereinafter set forth, be subordinate to the Senior Debt.
(a) Unless and until the Senior Debt shall have been paid in full and all commitments to extend Senior Debt shall have terminated, neither the Borrower nor any of its Subsidiaries shall make, and the Subordinated Lender shall not demand, accept or receive, or attempt to collect or commence any legal proceedings to collect, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of the Subordinated Debt (including any payment in respect of redemption or purchase or other acquisition of the Subordinated Debt) or any interest thereon.
(b) Unless and until the Senior Debt shall have been paid in full and all commitments to extend Senior Debt shall have terminated, the Subordinated Lender will not commence or maintain any action, suit or any other legal or equitable proceeding against the Borrower or any of its Subsidiaries, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the Senior Debt Holders shall also join in bringing such proceeding; provided that the foregoing shall not prohibit the Subordinated Lender from filing a proof of claim or otherwise participating in any such proceeding not commenced by it (subject to subsection (l) below).
(c) In the event of any Bankruptcy Proceeding relative to the Borrower or to substantially all of the property of the Borrower and its Subsidiaries, then:
(i) the Senior Debt Holders shall first be entitled to receive payment in full of the Senior Debt before the Subordinated Lender is entitled to receive any payment on account or in respect of Subordinated Debt; and
(ii) any payment or distribution of assets of the Borrower or any of its Subsidiaries of any kind or character, whether in cash, property or securities to which the Subordinated Lender would be entitled in respect of the Subordinated Debt, but for the provisions of these terms of subordination, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Senior Debt Representative on behalf of and for the benefit of the Senior Debt Holders to the extent necessary to make payment in full of all amounts of Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the Senior Debt Holders.

(d) Should any payment or distribution or security or the proceeds of any thereof be collected or received by the Subordinated Lender in respect of the Subordinated Debt, at a time when the payment thereof by the Borrower or any of its Subsidiaries is prohibited by these terms of subordination, the Subordinated Lender will forthwith deliver the same to the Senior Debt Representative on behalf of the Senior Debt Holders for the equal and ratable benefit of the Senior Debt Holders in precisely the form received (except for the endorsement or the assignment of or by the Subordinated Lender where necessary) for application to payment of the Senior Debt in accordance with the Credit Agreement, after giving effect to any concurrent payment or distribution to the Senior Debt Holders and, until so delivered, the same shall be held in trust by the Subordinated Lender as the property of the Senior Debt Holders.
(e) The Subordinated Lender shall not be subrogated to the rights of the Senior Debt Holders to receive payments or distributions of assets of the Borrower or any of its Subsidiaries until all amounts payable with respect to the Senior Debt shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the Senior Debt Holders of any cash, property or securities with respect to the Subordinated Debt to which the Subordinated Lender would be entitled except for these provisions shall, as among the Borrower, its Subsidiaries, their respective creditors other than the Senior Debt Holders, and the Subordinated Lender, be deemed to be a payment by the Borrower to or on account of the Senior Debt. These terms of subordination are and are intended solely for the purpose of defining the relative rights of the Subordinated Lender, on the one hand, and the Senior Debt Holders, on the other hand with respect to the Subordinated Debt.
(f) Subject to the payment in full of the Senior Debt, the Subordinated Lender shall be subrogated to the rights of the Senior Debt Holders to receive payments or distributions of cash, property or securities of the Borrower or any of its Subsidiaries applicable to the Senior Debt until all amounts owing on the Subordinated Debt shall be paid in full. For purposes of such subrogation, no payments or distributions to the Subordinated Lender of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the Senior Debt Holders shall, as between the Borrower, its Subsidiaries, their respective creditors other than the Senior Debt Holders and the Subordinated Lender, be deemed to be a payment to or on account of the Subordinated Debt. The Subordinated Lender agrees that, in the event that all or any part of any payment made on account of the Senior Debt is recovered from the Senior Debt Holders as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Subordinated Lender on account of the Subordinated Debt at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in these terms of subordination or otherwise, shall be deemed to have been received by the Subordinated Lender in trust as the property of the Senior Debt Holders and the Subordinated Lender shall forthwith deliver the same to the Senior Debt Representative and any other representative on behalf of the Senior Debt Holders for the equal and ratable benefit of the Senior Debt Holders for application to payment of the Senior Debt in full.

(g) The Subordinated Lender hereby waives any and all notice in respect of the Senior Debt, present or future, and agrees and consents that without notice to or assent by the Subordinated Lender:
(i) the obligation and liabilities of the Borrower or any of its Subsidiaries or any other party or parties for or upon the Senior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, modified, amended, restated, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released in accordance with the Loan Documents;
(ii) the Senior Debt Representative and the Senior Debt Holders may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Debt in connection with the Loan Documents; and
(iii) any balance or balances of funds with any Senior Debt Holders at any time standing to the credit of the Borrower or any of its Subsidiaries may, from time to time, in whole or in part, be surrendered or released;
all as the Senior Debt Representative or the Senior Debt Holders may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Debt to the Senior Debt provided for herein.
(h) Nothing contained in these terms of subordination is intended to or shall impair, as between the Borrower, its Subsidiaries, their respective creditors other than the Senior Debt Holders, and the Subordinated Lender, the obligation of the Borrower and/or its Subsidiaries, which is absolute and unconditional, to pay to the Subordinated Lender the principal of, premium, if any, and interest and other amounts due on the Subordinated Debt, as and when the same shall become due and payable (subject to the subordination provisions in these terms of subordination for the benefit of the Senior Debt Holders) in accordance with its terms, or is intended to or shall affect the relative rights of the Subordinated Lender and other creditors of the Borrower or any of its Subsidiaries other than the Senior Debt Holders.
(i) The Subordinated Lender acknowledges and agrees that the Senior Debt Holders have relied upon and will continue to rely upon the subordination provided for herein in entering into the Loan Documents and in extending credit to the Borrower pursuant thereto.
(j) No present or future Senior Debt Holder shall be prejudiced in its right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Borrower, any of its Subsidiaries or the Subordinated Lender. The subordination provisions contained herein are for the benefit of the Senior Debt Holders from time to time and, so long as the Senior Debt is outstanding, may not be rescinded, cancelled or modified in any way without the prior written consent thereto of all Senior Debt Holders.
(k) Notwithstanding anything to the contrary in these subordination provisions, upon any payment or distribution of assets of the Borrower or any of its Subsidiaries in any Bankruptcy Proceeding, the Subordinated Lender shall be entitled to rely upon any final order or decree made by any court of competent jurisdiction in which any such proceedings are pending for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the Senior Debt Holders and other debt of the Borrower or any of its Subsidiaries, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

(l) The Subordinated Lender hereby irrevocably authorizes the Senior Debt Representative, to the extent permitted by law and so long as the Senior Debt remains outstanding, (i) to file on the Subordinated Lender’s behalf proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims with respect to the Subordinated Debt allowed in any Bankruptcy Proceeding and (ii) to authorize or consent to, or accept or adopt on behalf of the Subordinated Lender, any plan of reorganization, arrangement, adjustment or composition affecting the Subordinated Debt or the rights of the Subordinated Lender with respect thereto, or otherwise vote the claim or claims in respect of the Subordinated Debt in any Bankruptcy Proceeding. The Senior Debt Representative is further entitled and empowered to the extent permitted by law and so long as Senior Debt remains outstanding to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Subordinated Debt or upon any such claims. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Subordinated Lender to make such payments to the Senior Debt Representative and, if the Senior Debt Representative consents to the making of such payments directly to the Senior Debt Holders, to pay to the Senior Debt Representative any amount due to it under the Loan Documents.
(m) These Terms of Subordination shall be binding upon any holder of Subordinated Debt and upon the successors and assigns of the Subordinated Lender; and all references herein to the Subordinated Lender shall be deemed to include any successor or successors, whether immediate or remote, to the Subordinated Lender.
(n) Notwithstanding anything contained herein, the Borrower or any of its Subsidiaries may (i) pay any fees, costs and expenses due to the Subordinated Lender and (ii) if the Subordinated Lender (at its discretion) agrees, pay any of the Subordinated Debt, in each case by means of an issuance of equity interests (other than indebtedness) of the Borrower or any of its Subsidiaries.
Definitions:
“Bankruptcy Proceeding” means any proceeding, whether voluntary or involuntary, with respect to the Borrower or its debts or assets under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law now or hereafter in effect, including for the winding up or dissolution of the Borrower, and including any such proceeding involving the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the foregoing.
“Borrower” means Empresas Cablevisión, S.A.B. de C.V.
“Credit Agreement” means the Credit Agreement dated as of December 19, 2007 between the Borrower, the lenders parties thereto and the Senior Debt Representative.

“Loan Documents” means the Credit Agreement and any promissory note delivered in connection therewith.
“Senior Debt” means all principal, interest, fees, expenses, and other amounts payable to the Lenders parties to the Credit Agreement under the Credit Agreement on or in respect of loans under the Credit Agreement.
“Senior Debt Holders” means any holder or holders of Senior Debt, together with their respective successors and permitted assigns.
“Senior Debt Representative” means the Administrative Agent, as defined in the Credit Agreement, including its successors in such capacity.
“Subordinated Debt” means the payment obligations being subordinated to the Senior Debt.
“Subordinated Lender” means Grupo Televisa, S.A.B. and/or its Affiliates, as applicable.
“subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership or other entity of which voting stock representing more than 50% of the total voting power of the outstanding voting stock is owned, directly or indirectly, by such Person and/or one or more other subsidiaries of such Person.
“Subsidiary” means any subsidiary of the Borrower.